UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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MATERION CORPORATION

(Name of registrant as specified in its charter)

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Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at Materion Corporation, 6070 Parkland Blvd., Mayfield Hts., Ohio 44124 on May 6, 2021 at 9:00 a.m. (EDT) for the following purposes:
(1)To elect nine directors, each to serve for a term of one year and until a successor is elected and qualified;
(2)To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2021;
(3)To approve, by non-binding vote, named executive officer compensation; and
(4)To transact any other business that may properly come before the meeting.
Shareholders of record as of the close of business on March 8, 2021 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy statement and Annual Report for the year ended December 31, 2020, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.

Gregory R. Chemnitz
Secretary
March 25, 2021
Important — your proxy is enclosed.
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

MATERION CORPORATION
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 25, 2021
GENERAL INFORMATION
Your Board of Directors (Board) is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 6, 2021. The proxy statement and other proxy materials are being sent to shareholders on March 25, 2021.
Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone. After reading the proxy materials, you may call the toll-free number, 1-800-690-6903, using a touch-tone telephone. You will be prompted to enter your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
Over the Internet. After reading the proxy materials, you may vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Materion Corporation Retirement Savings Plan. If you participate in the Retirement Savings Plan, the independent trustee for the plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person, by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies.
Voting. At the close of business on March 8, 2021, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, there were 20,395,857 shares of common stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting.
With respect to Proposal 1, the nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy (described below). The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast, whether in person or by proxy, on such proposals at the annual meeting.
Abstentions and Broker Non-votes. At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our Code of Regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
If you do not provide directions to your broker, your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1) or the non-binding vote to approve named executive officer compensation (Proposal 3).

Abstentions and broker non-votes will not affect the vote on the election of directors.
An abstention or broker non-vote with respect to the non-binding vote to approve named executive officer compensation (Proposal 3) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.
Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered to be routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
*        *        *
We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board as indicated on the proxy card.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Articles of Incorporation and Code of Regulations establish the number of directors at no fewer than nine and no more than 18. There are currently nine directors on the Board. At the 2021 Annual Meeting, the shareholders will consider the election of nine directors, each to serve a one-year term. Each of the nominees for election is a current Director.
Nominees for Director
Vinod M. Khilnani
Age: 68
Director Since: 2009
Mr. Khilnani was appointed our Non-Executive Chairman of the Board in January 2018. Now retired, Mr. Khilnani was the Executive Chairman of CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013 and served in that capacity until May 2013. He had served as Chairman, President and Chief Executive Officer of CTS from 2007 until 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer of CTS since 2001. Mr. Khilnani was appointed to the Board of Gibraltar Industries in October 2014 and to the Board of ESCO Technologies Inc. in August 2014 and has served on the Board of Directors of 1st Source Corporation since 2013. As the former Executive Chairman and Chief Executive Officer and President of CTS (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
Emily M. Liggett
Age: 65
Director Since: 2020
Ms. Liggett has served as the Chief Executive Officer of Liggett Advisors (business strategy and execution consulting) since 2017. Prior to that, Ms. Liggett served as President and Chief Executive Officer of NovaTorque, Inc. (electric motor design, development and manufacturing) from 2009 until 2016, when it was acquired by Regal Beloit. Ms. Liggett served as Chief Executive Officer of Apexon, Inc. (supply chain analytics) from 2004 until 2007; and as Chief Executive Officer of Capstone Turbine Corporation (gas turbine manufacturing) from 2002 until 2003. Prior to Capstone Turbine, Ms. Liggett served in various management and executive roles at Raychem Corporation (telecommunications and industrial and commercial products manufacturing) (acquired by Tyco International in 1999) from 1984 until 2001, including as Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett has served on the Boards of Directors of Kaiser Aluminum Corporation and Ultra Clean Holdings, Inc. since 2018 and 2014, respectively, and from 2010 until 2016, served on the Board of Directors of MTS Systems Corporation. She also served on the Purdue University School of Engineering Advisory Board from 2000 until 2018. Ms. Liggett's expertise in strategy, operations, product development, sales, marketing and business development gained from her chief executive officer, management and public company board experience in a variety of international industrial companies provides our Board of Directors with valuable insights.
Robert J. Phillippy
Age: 60
Director Since: 2018
Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational and organizational issues. From September 2007 until April 2016, he was the President, Chief Executive Officer and a director of

Newport Corporation (lasers, optics and photonics technologies). Mr. Phillippy joined Newport in 1996 and served in various executive management positions prior to his appointment as Chief Executive Officer in 2007. In April 2016, Newport was acquired by MKS Instruments (instruments, components, subsystems, and process control solutions for advanced manufacturing applications), and from July 2016 until May 2018, Mr. Phillippy served on the board of directors of MKS Instruments. From April 2016 to September 2016, he also served as Executive Advisor to MKS Instruments. Mr. Phillippy has also served as a director of ESCO Technologies Inc. since May 2014, and as a director of Kimball Electronics since November 2018.  Mr. Phillippy's deep understanding of technology-related industries, extensive experience as the former Chief Executive Officer of a global technology company and significant knowledge of matters impactful to public company boards makes him a valuable contributor to the Board of Directors.
Patrick Prevost
Age: 65
Director Since: 2019
Mr. Prevost served as the President and Chief Executive Officer of Cabot Corporation (global specialty chemical and performance materials company) from January 2008 until his retirement in March 2016.  Prior to Cabot, Mr. Prevost served as President, Performance Chemicals at BASF AG (international chemical company) from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999. Mr. Prevost serves on the Board of Directors of SWN (as audit committee chair) and of Southwestern Energy Company and previously served on the Board of Directors of Cabot Corporation and General Cable Corporation. Mr. Prevost also serves as trustee of the New England Conservatory and the French Cultural Center of Boston. Mr. Prevost brings to our Board of Directors substantial leadership experience in a variety of complex international businesses, a chemical engineering background with broad experience in material science and chemistry, which are important to our business, extensive experience involving acquisitions and strategic alliances and deep knowledge of international business, strategic planning, manufacturing and financial matters.
N. Mohan Reddy, Ph.D.
Age: 67
Director Since: 2000
Dr. Reddy is B. Charles Ames, Professor of Management at Case Western Reserve University. Dr. Reddy was appointed B. Charles Ames, Professor of Management in February 2014. Prior to that, he had served as the Albert J. Weatherhead III Professor of Management from 2007 until 2012 and as the Dean of the Weatherhead School of Management, Case Western Reserve University from 2006 until 2012. Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Dr. Reddy had also served on the Board of Directors of Lubrizol Corporation from February 2011 until October 2011, when Lubrizol was purchased by Berkshire Hathaway Inc. Dr. Reddy also serves as a consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.
Craig S. Shular
Age: 68
Director Since: 2008
Mr. Shular is Co-Founder of Global Graphite Group LLC (advanced materials company specializing in graphite products), which he co-founded in November 2017. Mr. Shular is the former Executive Chairman of the Board of GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech in 2007 and served in that capacity until December 2014. He had been a director of GrafTech from January 2003 until May 2014. Mr. Shular served as Chief Executive Officer of GrafTech from 2003 and as President from 2002 until he retired from both positions in January 2014. From 2001 until 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in 2000 until 2001. As the former Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech, Mr. Shular brings a breadth of financial and operational management experience and provides our Board of Directors with a perspective of someone familiar with all facets of a global enterprise.

Darlene J. S. Solomon, Ph.D.
Age: 62
Director Since: 2011
Dr. Solomon is Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (life sciences, diagnostics and applied chemical markets). Dr. Solomon has served as Senior Vice President and Chief Technology Officer of Agilent Technologies since 2006. Prior to that time, she served as Vice President and Director of Agilent Laboratories, Agilent's centralized advanced research organization. Dr. Solomon joined Agilent in 1999 and served in a dual capacity as the director of the Life Sciences Technologies Laboratory and as the senior director, research and development/technology for Agilent’s Life Sciences and Chemical Analysis business. She is a member of the National Academy of Engineering and serves on multiple academic and government advisory boards focused on science, technology and innovation. With extensive knowledge and experience in materials measurement and leading innovation in a diversified global technology enterprise, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth
Age: 60
Director Since: 2013
Mr. Toth was a Managing Director of CCMP Capital Advisors, LLC (global private equity investment firm) from 2016 to 2019. Mr. Toth also served as President, Chief Executive Officer and Director of Polypore International, Inc. (high technology filtration products) from 2005 until 2015 and as Chairman of the Board from 2011 until 2015. Prior to Polypore, Mr. Toth served as President, Chief Executive Officer, and Director of CP Kelco ApS. Mr. Toth also spent 19 years at Monsanto Company, and its spin-off company, Solutia Inc., where he held a variety of executive and managerial roles. Mr. Toth also serves on the Board of Directors of SPX Corporation. With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.
Jugal K. Vijayvargiya
Age: 53
Director Since: 2017
Mr. Vijayvargiya is President and Chief Executive Officer and member of the Board of Materion Corporation. He joined Materion as President and Chief Executive Officer in March 2017. Prior to joining Materion, Mr. Vijayvargiya had an extensive 26-year international career with Delphi Automotive PLC (leading global technology solutions provider to the automotive and transportation sectors). He most recently led Delphi's Automotive Electronics and Safety segment, a $3 billion global business based in Germany. In this role, Mr. Vijayvargiya served as an officer of Delphi and a member of its Executive Committee. Previously, he attained progressively responsible positions in Europe and North America in product and manufacturing engineering, sales, product line management, acquisition integration and general management. Mr. Vijayvargiya’s broad and diverse experience at Delphi and as Chief Executive Officer of Materion provides significant value to our Board of Directors.

Your Board of Directors unanimously recommends a vote for each of Vinod M. Khilnani, Emily M. Liggett, Robert J. Phillippy, Patrick Prevost, N. Mohan Reddy, Ph.D., Craig S. Shular, Darlene J. S. Solomon, Ph.D., Robert B. Toth, and Jugal K. Vijayvargiya.
If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Nominating, Governance, and Corporate Responsibility Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 9 of this proxy statement.

CORPORATE GOVERNANCE; ENVIRONMENTAL AND SOCIAL MATTERS
We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. These materials, along with the charters of the Audit and Risk, Compensation and Human Capital, and Nominating, Governance, and Corporate Responsibility Committees of our Board, which also comply with applicable requirements, are available on our website at https://materion.com, or upon request by any shareholder to: Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our website, free of charge, as soon as reasonably practicable after these reports are filed with the SEC. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our website. The information on our website is not incorporated by reference into this proxy statement or any of our periodic reports.
Director Independence
The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board has adopted the following standards, which are identical to those of the NYSE listing standards, to assist in its determination of director independence. A director will be determined not to be independent under the following circumstances:
•the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•the director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.
Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board has deemed the following relationships as categorically immaterial:
•the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or
•the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
Our Board has affirmatively determined that each of our current directors, other than Mr. Vijayvargiya, are “independent” within the meaning of that term as defined in the NYSE listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act); and an “outside director” within the meaning of that term as defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code (Code).
Charitable Contributions
Within the preceding three years, we have not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.

Non-management Directors and Non-Executive Chairman
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board will meet during each regularly scheduled meeting of the Board of Directors in executive session. Additional executive sessions may be scheduled by the Non-Executive Chairman or other non-management directors. The Non-Executive Chairman will chair these sessions. Mr. Khilnani was appointed our Non-Executive Chairman in January 2018.
The non-management directors have access to our management as they deem necessary or appropriate. In addition, the Chair of each of the Audit and Risk Committee, Nominating, Governance, and Corporate Responsibility Committee and Compensation and Human Capital Committee meets periodically with members of senior management.
In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Non-Executive Chairman, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:
•chair the executive sessions of the independent directors at each regularly scheduled meeting;
•determine the timing and structuring of Board meetings;
•establish the agenda for Board meetings, including allocation of time as well as subject matter;
•determine the quality, quantity and timeliness of the flow of information from management to the Board;
•serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;
•interview all Board candidates and provide the Nominating, Governance, and Corporate Responsibility Committee with recommendations on each candidate;
•maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;
•lead the Chief Executive Officer annual evaluation process; and
•be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.
Board Communications
Shareholders or other interested parties may communicate with the Board as a whole, the non-executive chairman or the non-management directors as a group, by forwarding relevant information in writing to: Non-Executive Chairman, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
Board Leadership
The Board does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. Currently, the roles of Chairman of the Board and Chief Executive Officer are split, though in the past these roles have been combined. Mr. Khilnani was appointed Non-Executive Chairman of the Board effective January 2018, eliminating the need for a Lead Director. During 2020, Mr. Vijayvargiya was the only member of our Board who was not independent.
Unless the Chairman of the Board is an independent director, a Lead Director would be elected solely by the independent members of our Board of Directors. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs as described above under "Non-management Directors and Non-Executive Chairman".
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Risk Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit and Risk Committee also focuses on risks relating to precious metal inventory, precious metal security and cybersecurity. In addition, management provides a risk management report, including a financial risk assessment and enterprise risk management update and information technology contingency plan, to the Audit and Risk Committee. In setting compensation, the Compensation and Human Capital Committee strives to create incentives that encourage a level of risk-taking consistent with the Company’s business strategy. Finally, the Company’s Nominating, Governance, and Corporate Responsibility Committee conducts an annual assessment of the Board for compliance with corporate governance and risk management best practices and additionally oversees the Company's risk with respect to climate change. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit and Risk Committee
The Audit and Risk Committee held seven meetings in 2020. The Committee membership consists of Mr. Shular, as Chairman, and Mr. Phillippy and Drs. Reddy and Solomon. Under the Committee charter, the Committee’s principal functions include assisting our Board in fulfilling its oversight responsibilities with respect to:
•the integrity of our financial statements and our financial reporting process;
•compliance with ethics policies and legal and other regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence;
•our systems of internal accounting and financial controls;
•the performance of our independent registered public accounting firm and of our internal audit functions; and
•other matters as deemed appropriate, including our Code of Conduct Policy and our risk management practices and policies.
No member of the Committee serves on the audit committee of three or more public companies in addition to ours unless the Board determines that such services would not impair the member's ability to serve on the Committee. The Committee also prepared the Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit and Risk Committee Expert, Financial Literacy and Independence
Our Board has determined that Messrs. Phillippy and Shular are "audit committee" financial experts, as defined by the SEC. Each member of the Audit and Risk Committee is financially literate and satisfies the independence requirements as set forth in the NYSE listing standards.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee held six meetings in 2020. Its membership consists of Mr. Toth, as Chairman, Ms. Liggett, and Messrs. Khilnani and Prevost. Each member of the Committee has been determined by the Board to be independent in accordance with NYSE listing standards. The Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee, provided that such subcommittee has a published charter in accordance with NYSE rules. The Committee’s principal functions include:
•reviewing and approving executive compensation, including severance payments;
•overseeing and recommending equity and non-equity incentive plans;
•overseeing regulatory compliance with respect to compensation matters;
•advising on senior management compensation; and
•reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Nominating, Governance, and Corporate Responsibility Committee
The Nominating, Governance, and Corporate Responsibility Committee held five meetings in 2020. The Committee membership consists of Mr. Khilnani, as Chairman, Ms. Liggett, Messrs. Phillippy, Prevost, Shular, and Toth and Drs. Reddy and Solomon. All of the members are independent in accordance with the NYSE listing requirements. The Committee’s principal functions include:
•evaluating candidates for Board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;
•making recommendations to the full Board regarding director compensation;
•making recommendations to the full Board regarding governance matters;
•overseeing environmental, social, and governance (ESG) matters significant to the Company, including matters relating to climate change;
•overseeing the evaluation of the Board and management of the Company;
•evaluating potential successors to the Chief Executive Officer for recommendation to the Board and assisting in management succession planning; and

•reviewing related party transactions.
As noted above, the Committee is involved in determining compensation for our directors. The Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board. No executive officer other than the Chief Executive Officer in his capacity as director participates in setting director compensation. From time to time, the Committee or the Board may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Annual Board Self-assessments
The Board has instituted annual self-assessments of the Board, as well as of the Audit and Risk Committee, the Compensation and Human Capital Committee and the Nominating, Governance, and Corporate Responsibility Committee, to assist in determining whether the Board and its committees are functioning effectively. Annually, each of the members of the Board completes a detailed survey regarding the Board and its committees that provides for quantitative ratings in key areas and seeks subjective comments. The results of the survey are compiled and discussed at the Board level and in each committee. Any matters requiring follow-up are identified by the Nominating, Governance, and Corporate Responsibility Committee, which is responsible for any action items. Each of the committees also reviews its charter on an annual basis for any changes.
Also annually, each member of the Board completes a confidential evaluation of each other director that, among other things, seeks subjective comments in certain key areas. The responses to the evaluation are collected by a third party and a summary of the responses are conveyed to the Non-Executive Chairman. The Non-Executive Chairman uses the results of the evaluation as part of the process the Nominating, Governance, and Corporate Responsibility Committee undertakes in determining whether to recommend that those directors be nominated for re-election.
Nomination of Director Candidates
The Nominating, Governance, and Corporate Responsibility Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Nominating, Governance, and Corporate Responsibility Committee, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
In recommending candidates to the Board for nomination as directors, the Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:
•broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;
•exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;
•special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;
•whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;
•a global business and social perspective, personal integrity and sound judgment; and
•time available to devote to Board activities and to enhance their knowledge of the Company.

As part of the analysis of the foregoing factors, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. Additionally, the Board has adopted a diversity policy, which emphasizes that the Board is committed to enhancing its diversity. Pursuant to the diversity policy, in identifying and nominating new candidates for election to the Board, diversity on the Board, including the level of representation of women and under-represented groups, will influence succession planning and be a key criterion for the Committee. It is anticipated that the Committee will assess the effectiveness of the diversity policy as part of its annual self-assessment.
The Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Committee utilizes a variety of methods for identifying and evaluating director candidates. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.

In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. In such instance, the search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.
A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Materion Corporation, c/o Secretary, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
Our Board adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating, Governance, and Corporate Responsibility Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation.
However, if each member of the Committee received a Majority Withheld Vote in the same election, then the Board would appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board would appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board held nine meetings in 2020. All of the current directors who were directors in 2020 attended at least 75% of the Board and assigned committee meetings during the period each individual served as a director during 2020. Our policy is that directors are expected to attend all meetings, including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
Use of Blank Check Preferred Stock
Our Board has adopted a resolution that it will not, without prior shareholder approval, authorize the issuance of any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly; provided that, within the limits described above, the Board may authorize the issuance of preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes.
Position Statement on Shareholder Rights Plans
Our Board has adopted a Position Statement on Shareholder Rights Plans. The Position Statement provides that, if the Board adopts a shareholder rights plan, it will do so by action of the majority of its independent directors after careful deliberation and in the exercise of its fiduciary duties, and the Board will seek prior shareholder approval of the plan unless, due to time constraints or other considerations, the majority of the independent directors determine that it would be in the best interest of the Company and its shareholders to adopt the rights plan without first obtaining shareholder approval. The Position Statement also provides that if the Board adopts a rights plan without prior shareholder approval, the plan will expire on the first anniversary of its effective date unless prior to such time the plan has been ratified by a vote of the Company’s shareholders, which vote may exclude shares held by any potential acquiring shareholders.

Opt Out of the Ohio Control Shareholder Act
At our annual meeting of shareholders held in May 2014, our shareholders approved a management-sponsored proposal to amend our Amended and Restated Code of Regulations to opt out of Section 1701.831 of the Ohio Revised Code, which is commonly referred to as the Ohio Control Share Acquisition Act.  The Ohio Control Share Acquisition Act generally applies to Ohio public corporations unless a corporation specifically opts out of the statute's application. The Ohio Control Share Acquisition Act generally requires that any "control share acquisition" of an Ohio public corporation can only be made with the prior authorization of shareholders. "Control share acquisitions" are defined to be acquisitions of shares entitling a person to exercise or direct the voting power in the election of directors within any of three separate ranges: (1) one-fifth or more but less than one-third of such voting power, (2) one-third or more but less than a majority of such voting power, or (3) a majority or more of such voting power. A person desiring to make a control share acquisition must first deliver notice to the corporation and provide certain information about the acquirer and the proposed acquisition, and the corporation's board of directors must call a special meeting of shareholders to vote on the proposed acquisition.  Because of the amendment to our Amended and Restated Code of Regulations approved by our shareholders, the Ohio Control Share Acquisition Act no longer applies to us.
Environmental and Social Matters
As noted above, in addition to corporate governance, our Nominating, Governance and Corporate Responsibility Committee oversees environmental and social matters significant to the Company. Executive oversight of environmental and social matters is conducted by management through our ESG Steering Committee.
Good corporate citizenship and a commitment to the environment, people and our communities are important elements of our vision, mission and values at Materion. We conduct our business activities in accordance with these values. The core of our business ethics is “doing the right thing.” This fundamental principle is what drives Materion to be a socially responsible business that meets the highest standards of ethics and professionalism. We are committed to:
•Producing materials that enable technologies to provide a safer and more sustainable environment;
•Designing, manufacturing and distributing products in a safe and environmentally responsible manner;
•Respecting and protecting human rights wherever we operate;
•Embracing a set of values where we partner in the betterment of our communities;
•Maintaining the highest standards of health, safety and security; and
•Continuously promoting fair dealing and respect towards our customers, shareholders, employees, business partners and communities.
For more information about our corporate social responsibility and sustainability program, please see https://materion.com/about/environmental-social-and-governance.

2020 Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2020, was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Vinod M. Khilnani	140,000	96,695	236,695
Emily M. Liggett(2)	52,500	188,343	240,843
Robert J. Phillippy(3)	69,883	96,695	166,578
Patrick Prevost(3)	69,883	96,695	166,578
N. Mohan Reddy	70,000	96,695	166,695
Craig S. Shular(3)	84,875	96,695	181,570
Darlene J. S. Solomon	75,000	96,695	171,695
Robert B. Toth	75,000	96,695	171,695
(1) The amounts in this column reflect the grant date fair value of time-based restricted stock unit (RSU) awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.
(2) Ms. Liggett's stock award includes 1,609 shares of common stock, with a grant date fair value of $56.96 per share, granted upon appointment to the Board of Directors on February 4, 2020, as described below under Equity Compensation.
(3) Mr. Phillippy, Mr. Prevost, and Mr. Shular elected to defer 100% of their compensation in the form of deferred stock units, as described below under Deferred Compensation.

The following table presents the RSU awards granted to non-employee directors in 2020. Awards were made on May 14, 2020 and valued based on that day's closing price of $48.42. These awards in general will vest May 14, 2021, if the individual remains as a director until that date. As of December 31, 2020, no other stock or option awards were outstanding for our non-employee directors.

Name	Restricted Stock Units
Vinod M. Khilnani	1,997
Emily M. Liggett	1,997
Robert J. Phillippy	1,997
Patrick Prevost	1,997
N. Mohan Reddy	1,997
Craig S. Shular	1,997
Darlene J. S. Solomon	1,997
Robert B. Toth	1,997

Annual Retainer Fees
In 2020, non-employee directors received an annual retainer fee in the amount of $65,000. Non-employee directors also received the following additional annual retainers: member of Compensation and Human Capital Committee, $5,000 ($5,000 each for Chairpersons, Dr. Solomon and Mr. Toth); member of Audit and Risk Committee, $5,000 ($20,000 for Chairman, Mr. Shular); Chairman of Nominating, Governance, and Corporate Responsibility Committee, $10,000 (Mr. Khilnani); and Chairman of the Board, $60,000 (Mr. Khilnani).
Equity Compensation
Under the 2006 Non-Employee Director Equity Plan (Director Equity Plan), non-employee directors who continued to serve as directors following the 2020 annual meeting of shareholders received $95,000 worth of RSUs (subject to rounding) which will generally be paid out in common stock at the end of a one-year restriction period. These RSUs were granted on the day following the annual meeting. The number of RSUs granted is equal to $95,000 divided by the closing price of our common stock on the day of the annual meeting (subject to rounding).
In the event a new director is elected or appointed, common stock may be granted, at the Board's discretion, usually on the first business day following the election or appointment to the Board of Directors. This grant of common stock has typically been equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors. The grant is expected to be prorated by multiplying such number of shares of common stock by a fraction (in no case greater than one), (1) the numerator of which is one plus the number of full quarters remaining in the calendar year in which such election or appointment occurs after the date such election or appointment occurs, and (2) the denominator of which is four. The Company does not issue any fractional shares.
Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the Director Equity Plan until ceasing to be a member of the Board of Directors or a date specified by the participant. A director may also elect to have RSUs or other stock awards granted under the Director Equity Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Materion’s common shares as of December 31, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock, Inc.	3,409,307	(2)	16.8%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	2,088,596	(3)	10.3%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	1,447,579	(4)	7.1%
6300 Bee Cave Road, Building One
Austin, TX 78746
State Street Corporation	1,095,975	(5)	5.4%
One Lincoln Street
Boston, MA 02111
(1) The information contained in this table, including related footnotes, is based on the Schedule 13G and Schedule 13D filings made by the beneficial owners identified herein.
(2) BlackRock, Inc. has sole investment power over 3,409,307 shares and sole voting power over 3,341,358 shares.
(3) The Vanguard Group has sole voting power over 0 shares, shared voting power of 27,941 shares, sole dispositive power over 2,044,411 shares and shared dispositive power over 44,185 shares. The amount beneficially owned totals 2,088,596 shares.
(4) Dimensional Fund Advisors LP has sole investment power over 1,447,579 shares and sole voting power over 1,398,333 shares.
(5) State Street Corporation has sole voting power over 0 shares, shared voting power over 1,010,792 shares, sole dispositive power over 0 shares and shared dispositive power over 1,095,975 shares. The amount beneficially owned totals 1,095,975 shares.

Security Ownership of Directors and Named Executive Officers
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock by each director and director nominee for election as a director of the Company, each of the named executive officers and all directors and executive officers as a group, as of January 31, 2021, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock appreciation rights (SARs) that may be exercised within 60 days of January 31, 2021 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those SARs.

Name	Number of Shares	Percent of Class
Shelly M. Chadwick	—	*
Gregory R. Chemnitz(2), (3)	37,127	*
Vinod M. Khilnani(1)	28,677	*
Emily M. Liggett	1,609	*
Robert J. Phillippy(1)	8,228	*
Patrick Prevost(1)	4,693	*
N. Mohan Reddy(1)	38,192	*
Stephen F. Shamrock(2), (3)	3,912	*
Craig S. Shular(1)	46,922	*
Darlene J. S. Solomon	21,454	*
Robert B. Toth	19,863	*
Jugal K. Vijayvargiya(2), (3)	144,967	*
All Directors and Executive Officers as a group (including the Named Executive Officers (11 persons))(4), (5)	351,732	1.7%
*Less than 1% of Materion's outstanding common stock
(1)Includes deferred shares under the Director Plan as follows: Mr. Khilnani 16,820, Mr. Phillippy 6,775, Mr. Prevost 4,693, Dr. Reddy 38,192 and Mr. Shular 43,678.
(2)Includes shares covered by SARs exercisable within 60 days of January 31, 2021 as follows: Mr. Vijayvargiya 87,385, Mr. Chemnitz 11,429, and Mr. Shamrock 1,993.
(3)Includes shares covered by RSUs and PRSUs vesting within 60 days of January 31, 2021 as follows: Mr. Vijayvargiya 34,331, Mr. Chemnitz 10,219, and Mr. Shamrock 1,919.
(4)Includes an aggregate of 129,167 shares subject to SARs/RSUs held by executive officers exercisable/vesting within 60 days of January 31, 2020 and an aggregate of 110,158 deferred shares held by directors.
(5)Excludes Mr. Shamrock, who was interim Chief Financial Officer from July 2, 2020 through November 30, 2020.

RELATED PARTY TRANSACTIONS
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Nominating, Governance, and Corporate Responsibility Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Committee’s charter, in the course of the review of a potentially material-related person transaction, the Committee considers:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to Materion;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and
•any other matters the Committee deems appropriate.
Based on this review, the Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction. There were no related party transactions in 2020.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed the audited financial statements in the annual report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence.
The Audit and Risk Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit and Risk Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit and Risk Committee held seven meetings during 2020.
In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
The current Audit and Risk Committee charter is available on our website at https://materion.com.

Craig S. Shular (Chairman)
Robert J. Phillippy
N. Mohan Reddy
Darlene J.S. Solomon

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and 2020 pay determinations for our named executive officers (NEOs), as shown below:
    Named Executive Officers
    Jugal K. Vijayvargiya, President and Chief Executive Officer
Shelly M. Chadwick, Vice President, Finance and Chief Financial Officer
Stephen F. Shamrock, Vice President, Corporate Controller and Investor Relations and Former Interim Chief Financial Officer
    Joseph P. Kelley, Former Vice President, Finance and Chief Financial Officer
Gregory R. Chemnitz, Vice President, General Counsel and Secretary

Effective December 1, 2020, Ms. Chadwick became the Company’s Vice President, Finance and Chief Financial Officer, succeeding Mr. Kelley, who departed from the Company in July 2020. From July 2020 until Ms. Chadwick’s appointment, Mr. Shamrock served as our Interim Chief Financial Officer.

This CD&A consists of the following three sections:
    Section I:     Executive Summary - 2020 in Review
    Section II:     Executive Compensation Program Overview
    Section III:     Details and Analysis of the 2020 Executive Compensation Program

Section I: Executive Summary - 2020 in Review
Materion Corporation has a long-standing and strong commitment toward pay-for-performance in its executive compensation program. We maintain this orientation throughout economic cycles that may cause fluctuation in our operating results.

We believe the decisions regarding our NEO compensation program in 2020 described in the CD&A below reflect our ongoing commitment to sustaining our pay-for-performance philosophy.

2020 Company Performance Overview(1)
Despite the onset of the global COVID-19 pandemic which began to impact the Company in the first quarter of 2020, the Company continued to deliver sequential profitable growth throughout the year. Operating profit for 2020 was $8.2 million, and earnings before interest and taxes (EBIT) was $12.1 million. Excluding special items related to impairment charges, mine development costs, cost reduction initiatives, merger and acquisition costs, COVID-19 related costs, and other non-cash items, adjusted EBIT totaled $55.4 million, compared to $85.8 million in 2019. The year-over-year decrease was due primarily to significantly reduced demand in several of the Company’s key end markets as a result of the COVID-19 pandemic, particularly in our Performance Alloys and Composites segment.
Net income was $15.5 million, or $0.75 per share, diluted, compared to $53.4 million, or $2.59 per share in 2019. Adjusted net income per diluted share was $2.03, compared to $3.32 in 2019 based on the factors impacting EBIT described above.
The Company generated strong operating cash flow of $101.1 million in 2020 and maintains more than adequate liquidity based on a total cash balance of $25.9 million and total debt balance of only $38.5 million as of December 31, 2020. In addition, we had $245.8 million of available borrowings under our revolving credit facility as of December 31, 2020.
Net sales of $1.2 billion in 2020 were consistent with 2019 due to an increase in precious metal prices which offset the decrease in sales volumes. Value-added sales were $678.6 million in 2020, compared to $733.7 million in 2019.

(1) See Appendix A for a definition of value-added sales and a reconciliation of non-GAAP to GAAP financial measures.

Key Financial and Strategic Highlights for 2020

Despite the ongoing global pandemic, we delivered sequential adjusted EBIT growth for three consecutive quarters and ended the year by reporting total adjusted EBIT of $55.4 million.
Adjusted net income for 2020 was $41.8 million, or $2.03 per share, diluted.
Reported strong operating cash flow of $101.1 million for 2020 and ended the year with $25.9 million in cash and $38.5 million in total debt.
Increased quarterly dividend for an eighth consecutive year to $0.46 per share on an annual basis and returned $16.0 million to shareholders in the form of dividends and common share repurchases.
Summary NEO Compensation Decisions and Actions in 2020

Factors Guiding NEO Compensation Decisions	Market compensation rates, including Materion's compensation peer group, for each position
Company's performance against pre-established goals
Experience, skills and expected future contributions and leadership
Contributions and performance of each individual
2020 NEO Compensation Decisions (see below for details)	Target Total Direct Compensation: The target total direct compensation for Ms. Chadwick and Messrs. Vijayvargiya, Shamrock, Kelley, and Chemnitz in 2020 was managed within 20% of the market median.
Base Pay: There were no NEO salary increases in 2020, except that Mr. Shamrock received an increase of about 5.2%. Ms. Chadwick’s base salary was initially set at $420,000 per year when she was hired.

Management Incentive Plan (MIP): Payout under the MIP was based on Company adjusted EBIT, value-added sales growth, and simplified free cash flow performance versus goals. The Company achieved 0.0% of its adjusted EBIT target, 0.0% of its value-added sales growth target and 81.7% of its simplified free cash flow target, resulting in MIP awards generally at 7.9% of target for our NEOs.

Long-term Incentives (LTI): The Committee determined 2020 equity grants after carefully considering (1) the Company's 2019 performance, (2) comparative market pay practices and (3) our performance-driven compensation philosophy. In 2020, performance-based grants represented about 75% of the overall target equity opportunities for Mr. Vijayvargiya, and 60% of the overall target equity opportunities for Messrs. Kelley and Chemnitz and 30% for Mr. Shamrock. Ms. Chadwick did not receive a performance-based grant in 2020; however, she did receive a new-hire restricted stock units (RSU) grant of 15,780 units in 2020.

Shareholder Advisory Vote Consideration	At our 2020 annual meeting of shareholders, we received approximately 96% approval from our shareholders, based on the total votes counted, for our annual advisory "Say-on-Pay" proposal to approve the compensation of our NEOs. The Committee considered these voting results at its meetings after the vote, and while it believes the voting results demonstrate significant support for our overall executive compensation program, the Committee remains dedicated to continuously improving the existing executive compensation program and the governance environment surrounding the overall program. The Committee did not make any changes to its compensation policies and practices that were specifically driven by the results of the Say-on-Pay vote.

Changes in Prior Years
The Committee has made a number of other executive pay and related corporate governance changes to further align our executive compensation program with market competitive best practices. Specifically, the Committee:

Compensation Program Design	Established stock ownership and retention guidelines for the NEOs (other than Mr. Shamrock) and non-employee directors to further promote long-term equity ownership.
Introduced a simplified free cash flow (SFCF) metric (defined as the amount equal to earnings before interest and taxes plus depreciation and amortization, plus or minus the change in working capital minus capital investments), in addition to the existing earnings before interest and taxes and value-added sales growth metrics, within our annual MIP to provide more focus on continually improving the Company’s return on invested capital.
In 2020, we replaced operating profit with EBIT as one of our three key metrics for our annual MIP. The EBIT metric will focus more on the performance of the Company's core operations without tax expenses and the costs of the capital structure influencing profit.

Put more stock and compensation at risk by increasing the weighting on the Performance Restricted Stock Units (PRSUs) to, typically, between 40% and 50% of the total target LTI award mix for our NEOs. Mr. Shamrock has 30% in PRSUs. The LTI program for 2020 had four components, comprised of stock appreciation rights (SARs), PRSUs tied to our Relative Total Shareholder Return (RTSR) (RTSR PRSUs), PRSUs tied to our absolute Return On Invested Capital (ROIC) (ROIC PRSUs) and time-based RSUs. Including all PRSUs and SARs, typically 60% or 75% of the total target LTI award mix for our NEOs is “at risk.” Mr. Shamrock had only three components, comprised of PRSUs tied to our Relative Total Shareholder Return (RTSR) (RTSR PRSUs), PRSUs tied to our absolute Return On Invested Capital (ROIC) (ROIC PRSUs) and time-based restricted stock units (RSUs). Ms. Chadwick did not receive a performance-based grant in 2020.

Eliminated all executive perquisite programs, other than periodic executive physicals, for the NEOs.
To align with market and peer company practices, vesting of SARs was changed from 100% "cliff" vesting three years from the date of grant to ratably vesting one-third on each anniversary of the grant date.
To align with market competitive best practices, any earned payouts under the Company's PRSU awards are 100% payable in shares versus our former practice of PRSUs being paid in shares for payouts up to target performance and in cash for payouts above target.
Effective December 31, 2019, the Materion Corporation Pension Plan (the Pension Plan) was amended, freezing the accrued benefit for all participants. Beginning January 1, 2020, the Materion Corporation Retirement Savings Plan (401(k) Plan) was enhanced, providing participants a Company matching contribution of $1.00 for each dollar they contribute up to the first 4% of compensation deferred, and an annual non-elective contribution ranging from 1.5% to 2.5% of each employee’s annual eligible earnings based on their age. Both the company match and the annual non-elective contribution are subject to the applicable annual Internal Revenue Code (Code) limitation. The Company provided a transition payment to all employees, as part of freezing the Pension Plan, in the form of a one-time employer contribution to the 401(k) plan equal to the greater of $500 or 1% of their eligible earnings not to exceed $2,800.
In conjunction with freezing the Pension Plan, the Materion Corporation Supplemental Retirement Benefit Plan (SRBP) was amended, freezing the accrued benefit for all participants, effective December 31, 2019.
Corporate Governance	Allowed the excise tax gross-up provisions in existing severance agreements to expire and exclude gross-up provisions from any new agreements.

Implemented a "double trigger" change in control vesting provision for all equity grants, which provides that outstanding equity grants will vest on an accelerated basis either if the awards are not continued, assumed or replaced upon the occurrence of a change in control or if the executive experiences a subsequent qualifying termination of employment. The change in control beneficial ownership percentage trigger was also increased to 30%.

Implemented a formal clawback policy that goes beyond the existing provisions contained in our equity award agreements and mandates of The Sarbanes-Oxley Act of 2002. If and when final regulations for clawbacks are promulgated by the SEC and the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), we will modify our policy accordingly to ensure compliance with such new regulations.

Developed Special Adjustment Administrative Guidelines, on which annual and long-term incentive plan payouts are determined, to ensure that the integrity of the adjustments are consistent with Company guidelines and typical industry-related guidelines for reporting non-GAAP earnings.

Section II: Executive Compensation Program Overview
Compensation Philosophy and Objectives
Our long-standing compensation philosophy has three key objectives:
•Attract, motivate and help retain key executives with the ability to profitably grow our business portfolio;
•Build a pay-for-performance environment with total pay levels targeted at the competitive market median; and
•Provide opportunities for share ownership to align the interests of our executives with our shareholders.
Primary Components of the NEO Compensation Program for 2020
To achieve these objectives, our NEO compensation program includes the following primary components:

Component	Purpose / Objective	Performance Linkage	Form of Payout
Base Salaries	Provide a fixed, competitive level of pay based on responsibility, qualifications, experience and performance	Moderate: merit increases are based on individual performance	Cash
Short-term Cash Incentives (MIP)	Align variable pay with short-term performance in support of our annual business plan and strategic objectives	Strong: awards are tied to pre-established financial goals	Cash
Long-term Incentives (LTI) including: SARs, PRSUs and RSUs	Align variable pay with longer term, sustained performance and shareholder value creation; enhance executive retention and provide an equity stake to further align with shareholder interests	Strong: PRSUs typically represent about 40% - 50% of the total target award opportunity, 30% for Mr. Shamrock, and, including SARs (the value of which is tied to stock price appreciation), about 60 - 75% of total target LTI is “at risk”. In 2020, Ms. Chadwick did not receive PRSUs or SARs and Mr. Shamrock did not receive SARs.	SARs, RSUs and PRSUs are payable in shares
Health, Welfare and Retirement Benefits	Provide competitive health, welfare and retirement benefits and enhance executive retention. NEOs are also eligible for periodic executive physicals, but no other perquisites are provided	None	Retirement benefits are payable in cash following qualifying separation from service
Target Total Pay Mix

Due to our pay-for-performance philosophy, the Committee has set base salaries as a relatively small part of target total pay for the NEOs and has provided a significant portion of target total pay for the NEOs in the form of equity-based LTI, consisting of grants of SARs, PRSUs and RSUs that align NEOs' interests with those of our shareholders. In 2020, performance-based LTI grants represented approximately 75% of the total target equity opportunity offered to Mr. Vijayvargiya and approximately 60% for Messrs. Chemnitz and Kelley and 30% for Mr. Shamrock.

In connection with Ms. Chadwick’s appointment as our Vice President, Finance and Chief Financial Officer in December 2020, the Committee determined that Ms. Chadwick’s initial compensation package would include a base salary of $420,000 per year and eligibility to participate in the Company's annual MIP and LTI programs. However, Ms. Chadwick did not have a regular MIP or LTI opportunity for 2020 due to her commencement of service in the final month of the year. Instead, Ms. Chadwick received a new hire sign-on bonus of $144,500, to be paid out in 2021, and a special RSU grant (as described below) in connection with her hiring.

The following charts summarize the target total pay mix for our CEO and the average target total pay mix for our other NEOs (1):
(1) -Relates to Ms. Chadwick and Messrs. Kelley and Chemnitz.

As shown above, the majority of the CEO's target total pay mix is tied to variable, performance-based incentives, with considerable emphasis on equity-based LTI. Overall, the charts illustrate the following:

•Long-term incentives represent 54% of the target total pay mix for our CEO, with 46% of the target total pay mix provided in the form of cash-based, short-term pay (the combination of salary and target MIP);

•Long-term incentives represent 43% of the average target total pay mix for our other NEOs (other than Mr. Shamrock), with the remaining 57% provided in the form of cash-based short-term pay. For Mr. Shamrock, the long-term incentives represent 21% of his target total pay mix with the remaining 79% provided in the form of cash-based short-term pay; and

•Performance-based pay (the combination of target MIP, SARs and PRSUs) is approximately 64% of target total pay for our CEO and averages 48% of target total pay for our other NEOs (other than Mr. Shamrock), versus fixed pay (salary and time-based vesting RSUs) of about 37% and 52%, respectively. For Mr. Shamrock, performance-based pay (the combination of target MIP and PRSUs) is approximately 27% of target total pay, versus fixed pay (salary and time-based vesting RSUs) of about 73%.

Our Commitment to Sound Corporate Governance
The Committee works to ensure that our executive compensation program adheres to sound corporate governance and market competitive best practices. The following table highlights our corporate governance practices:

What We DO	What We DON'T DO
Target pay mix places primary emphasis on variable incentives to align pay with performance.	No single trigger acceleration provisions in the event of a change in control for cash severance or equity awards.
Incentives are tied to pre-established, objective goals, with no payouts for below-threshold performance.	No excessive benefits and no NEO perquisites, other than periodic executive physicals.
Majority of LTI awards are “at risk”, typically with 40% to 50% based on PRSUs tied to three-year performance goals.	No excise or other tax gross-ups in current or future NEO employment or severance agreements.
NEOs (other than Mr. Shamrock) are subject to mandatory stock ownership guidelines along with stock holding requirements.	No repricing of SARs without prior shareholder approval.
Incentive awards to NEOs are subject to a formal clawback policy.	No multi-year guarantees for salary increases, bonuses, incentives, or equity grants.
NEO pay is initially targeted in the median range of our peer group and third-party general industry surveys for all elements of compensation, including base salary, target MIP opportunities and target LTI awards.	No dividend equivalents or dividends paid on unearned PRSUs.
No share hedging or pledging activities.

The Compensation and Human Capital Committee and its Role in Determining NEO Pay
The Committee is responsible for the design and oversight of our executive compensation programs covering NEOs, including the CEO. All of the members of the Committee are independent, non-employee directors as defined by the rules of the NYSE. The Committee makes policy and strategic recommendations to the Board of Directors (Board) and has authority delegated from the Board to, among other things:

•Implement executive pay decisions;
•Design the base pay, incentive pay and benefit programs for the NEOs;
•Assess and address any inherent risks in executive and employee compensation programs;
•Oversee the equity incentive plans; and
•Oversee the administration of our stock ownership guidelines.

The Committee met six times in 2020 and all meetings included an executive session during which management was not present. In addition, the Committee acted by written consent once. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to satisfy changing corporate governance requirements and expectations.

The Committee considers market information and advice provided by an independent compensation consultant (FW Cook) and other advisors. It also reviews business documents such as budgets, financial statements and management reports of our business activities, as well as individual performance assessments, in making its decisions. Additionally, it considers other factors, such as the experience, skill sets and contributions of each NEO toward our overall success. The Committee receives input from the CEO with respect to salaries, incentives and total pay for the other NEOs, and input from the other NEOs for other executives who are part of the Committee's responsibility. However, all compensation decisions for these individuals are ultimately made by the Committee and all compensation decisions for the CEO are made by the Committee. In addition, the Committee reviews compensation element values and totals, primarily to identify any competitive issues, gain an understanding of the relative dollar values of each compensation element and to understand the magnitude of total compensation.

The Role of Management in Providing Input on Executive Pay to the Committee
Management provides periodic updates to the Committee regarding business performance and forecasts. Management also provides input on incentive compensation plan performance goals, based on the annual business plan approved by the Board. As noted above, NEOs also provide individual performance assessments and base salary recommendations for their direct reports whose pay is subject to Committee oversight.

The Role of the Independent Compensation Consultant and Other Independent Advisers to the Committee
In determining compensation elements and performance goals for the NEOs, the Committee relies on several resources, including the services of an independent compensation consultant as well as other periodically retained independent advisers. In 2020, the Committee again engaged FW Cook to serve as its independent compensation consultant.

FW Cook works directly for the Committee (and not on behalf of management) and assists the Committee in evaluating our executive compensation program, including peer group composition, competitive benchmarking, program design and staying abreast of market practices and trends.

For 2020, the Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to FW Cook's work. Based on the review, we are not aware of any conflict of interest that has been raised by the work performed by FW Cook.

How Pay is Set: Peer Group Companies
For 2020 compensation determinations and assessments were made primarily against a comparison group of 19 public companies in the steel/metals & mining, specialty/commodity chemicals, and semiconductor/electronics industries as selected by FW Cook and approved by the Committee. FW Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $300 million and within a reasonable size range in metrics consisting of operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics. The comparison group is the same peer group intended for determining long-term incentive RTSR PRSU award payouts for awards granted in 2020. The following companies were used to assist with setting 2020 target compensation:

II-VI Incorporated	Kraton Corporation
Cabot Corporation	Minerals Technologies Inc.
Carpenter Technology Corporation	Olympic Steel Inc.
Coherent, Inc.	Avient Corporation, formerly PolyOne Corporation
CTS Corporation	Quaker Chemical Corporation
Entegris, Inc.	Rayonier Advanced Materials, Inc.
Ferro Corporation	Rogers Corporation
Haynes International, Inc.	Schweitzer-Mauduit International, Inc.
Innophos Holdings, Inc.	Suncoke Energy, Inc.
Kemet Corporation

The Committee reviewed the 2019 peer group of comparison companies that would be used to assist in setting 2020 target compensation. Two 2019 comparison companies, Calgon Carbon Corporation and Integrated Device Technology, Inc., have been eliminated from the peer group due to being acquired in the first quarter of 2018 and first quarter of 2019, respectively.
Based on FW Cook’s September 2019 report, the Company ranked near the median range of comparison companies, on average, in terms of company size, profitability, growth, and shareholder return. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the NEOs, with actual pay delivered dependent on Company and individual performance.
Given the strong correlation between revenue and executive pay, FW Cook size-adjusts the competitive market by using the median pay of the comparison group, where the Company is positioned near the median of the group in terms of company size, profitability, growth, and shareholder return. The peer group data is blended with median third-party survey data, regressed and adjusted based on the Company’s corporate and business unit revenue scope. The third-party survey data used is from the 2018 Willis Towers Watson Executive Compensation Database and the 2019 Aon Hewitt Total Compensation Measurement Survey. The 2018 Willis Towers Watson survey includes over 500 organizations ranging in size from approximately $5 million to over $500 billion in annual revenue.

The 2019 Aon Hewitt Total Compensation Measurement Survey includes 450 organizations ranging in size from $60 million to $265 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue. The compensation data subjected to analysis, and not the identity of the individual companies participating in these surveys, was the significant factor considered by the Committee with respect to its 2020 executive compensation decisions for our NEOs.

The median comparison group data and the size-adjusted third-party survey data is used to set a targeted range for the Company’s pay elements, which is referred to as the median market range. These targeted ranges are within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for both long-term incentive targets and for target total direct compensation. In making compensation decisions, the Committee reviews these target ranges; however, individual named executive officers’ total direct compensation, or its elements, may vary above or below the market median range due to the executive’s skills, experience in current role, tenure with the Company and individual performance.
Based on the 2019 comparison group and third-party survey data described above, targeted total direct compensation for 2020 for our named executive officers at the time of the Committee’s compensation review was within the market median range for target total direct compensation. FW Cook reported that the average mix of base salary, annual cash incentive and annual long-term incentive opportunity for our NEOs was representative of competitive practices. The Company’s practice of using a portfolio of grant types is consistent with the majority of comparative company practices. FW Cook also reported that the Company’s equity compensation grant practices for 2020 ranked between the 25th and 75th percentiles of the comparison group in terms of equity compensation cost, share usage run rate, and potential dilution overhang.

The Committee decided no further actions to the makeup of the peer group, as mentioned above, were required given the Company’s current financial position. The Company maintains its ranking near the median of the comparison companies in terms of size, profitability, growth, and shareholder return.
Section III: Details and Analysis of the 2020 Executive Compensation Program
The following is an explanation and analysis of the 2020 pay elements:
Base Salary
The Committee did not approve any standard base salary increase for the NEOs in 2020. In recognition of Mr. Shamrock’s status of Interim CFO he received an increase of 5.18%, effective December 1, 2020.

	2019 Base Salary	2020 Base Salary	% Increase
Jugal K. Vijayvargiya	$750,000	$750,000	—%
Shelly M. Chadwick	N/A	420,000	N/A
Stephen F. Shamrock	266,202	280,000	5.18%
Joseph P. Kelley	436,600	436,600	—%
Gregory R. Chemnitz	419,900	419,900	—%

2020 Management Incentive Plan (MIP)
Early in the year, the Board approved an annual operating plan that reflected our expectations for our performance during 2020. The annual operating plan called for a 1% increase in adjusted EBIT, a 2% increase in simplified free cash flow (SFCF) and a 2% increase in value-added sales (VAS) compared to 2019.

The Committee used the 2020 annual operating plan as the basis for setting our 2020 MIP goals of adjusted EBIT, VAS growth, and SFCF. VAS is the amount equal to the Company’s sales minus the aggregate cost to the Company of gold, silver, platinum, palladium and copper. SFCF is the amount equal to adjusted EBIT plus depreciation and amortization minus the change in working capital (accounts receivable, accounts payable and inventory) and capital investments. The adjusted EBIT, VAS growth, and SFCF goals accounted for 70%, 15%, and 15%, respectively, of each participating NEO's total target annual incentive opportunity. The Committee determined that meeting these goals would require significant effort and achievement on the part of the executive team and all Company employees in the continued execution of our growth strategy.

The 2020 target annual incentive, as a percentage of base salary, for each participating NEO was within the market range and was increased, in 2020, from 90% to 100% for Mr. Vijayvargiya, and remained the same as 2019 for Messrs. Shamrock, Kelley and Chemnitz.

Name	2020 MIP Performance Measures and Target Payout as a % of Salary
	Adjusted EBIT (70%)	VAS Growth (15%)	SFCF (15%)	Total MIP Target
Jugal K. Vijayvargiya	70.0%	15.0%	15.0%	100%
Stephen F. Shamrock (1)	17.4%	3.8%	3.8%	25%
Joseph P. Kelley	49.0%	10.5%	10.5%	70%
Gregory R. Chemnitz	39.2%	8.4%	8.4%	56%

(1) Mr. Shamrock also has a discretionary personal/team component with a target opportunity of 10% of his salary with funding based on the financial results of the business, which means essentially the same EBIT, VAS Growth and SFCF results as described below.

Mr. Kelley forfeited his right to a payout in connection with his departure from the Company. Ms. Chadwick was not eligible for a 2020 MIP award due to her being hired in November 2020.

Actual payouts can range from 0% of target awards for below-threshold results up to 200% of target awards at maximum levels and are determined on the basis of straight-line mathematical interpolation. Additionally, MIP payouts are subject to recoupment under our clawback policy.

The table below shows the threshold, target and maximum performance goals for 2020 as well as actual results:

($ in millions)	2020 MIP Performance Goals and Results					Results
Performance Metric	Weighting	Threshold (Funds 25%)	Target (Funds 100%)	Maximum (Funds 200%)	2020 Actual Performance	% of Target Award Earned
EBIT(1)	70.0%	$71.4	$84.0	$99.1	$55.0	0.0%
VAS Growth	15.0%	(1.0)%	2.0%	4.0%	(11.46)%	0.0%
SFCF	15.0%	$73.0	$91.7	$110.0	$79.9	7.9%
(1) Actual 2020 adjusted EBIT for incentive compensation purposes excludes the impact of non-recurring items. See Appendix A for a reconciliation of non-GAAP to GAAP financial measures.

The Company's adjusted EBIT, used for incentive compensation purposes, was $55.0 million in 2020, which was below threshold performance, resulting in an earned payout of 0.0% for that portion of the award opportunity. VAS growth was -11.46%, which was below threshold performance, resulting in an earned payout of 0.0% for that portion of the award opportunity. SFCF was $79.87 million, which exceeded the threshold of $73.0 million, resulting in an earned payout of 7.9% for that portion of the award opportunity.

Overall, total MIP awards for participating NEOs were earned at a 7.9% level in 2020 given the unique and challenging economic conditions. The table below shows the total 2020 MIP awards earned as a result of the 2020 adjusted EBIT, VAS growth, and SFCF performance compared to goals:

			Payouts by Performance Measure			Total MIP Payout
	MIP Target		Adjusted EBIT(1)	VAS Growth	SFCF
Name	% Base Salary	$
Jugal K. Vijayvargiya	100%	$750,000	$—	$—	$59,175	$59,175
Stephen F. Shamrock (2)	25%	66,551	—	—	5,251	5,251
Joseph P. Kelley (3)	70%	305,620	—	—	—	—
Gregory R. Chemnitz	56%	235,144	—	—	18,553	18,553
(1) Actual 2020 adjusted EBIT for incentive compensation purposes excludes the impact of non-recurring items. See Appendix A for a reconciliation of non-GAAP to GAAP financial measures.
(2) Mr. Shamrock has an additional 10% opportunity in his personal/team award component. For 2020 and based on the SFCF actual results described above, he earned an additional $2,100 for this component bringing his total MIP award to $7,351.
(3) Due to his departure during 2020, Mr. Kelley was not eligible for a 2020 MIP payout.

Also during 2020, Mr. Shamrock was granted a special cash bonus of $75,000 in recognition of his service as Interim Chief Financial Officer.

Long-term Incentive Equity-based Awards

General

Target LTI award values are determined based on consideration of the market median range, as well as the experience, responsibilities and performance of each executive. The outstanding equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

LTI Award Vehicles and Grants Made in 2020

The LTI program for 2020 had four components and included:

•Stock Appreciation Rights (SARs), which are granted at fair market value and appreciate in value based on increases in our share price and, consequently, the capital appreciation achieved for shareholders. The SARs generally vest in thirds on each of the first three anniversary dates measured from the grant date, subject to the NEO's continued service with us on such date, and subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. The SARs have a term of seven years during which they can be exercised if vested and are settled (when exercised) in shares. The SARs will expire if not exercised prior to the end of the seven-year term.
•Restricted Stock Units (RSUs), which are designed for retention purposes and are earned by our NEOs based on the passage of time and continued employment. The RSUs generally vest three years after the grant date, subject to the NEO's continued service with us on such date, and are settled in shares, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Ms. Chadwick's 2020 RSU grant generally vests one-fourth on each of the first four anniversaries of the grant date.
•Performance-based Restricted Stock Units (RTSR PRSUs), which are tied to our Total Shareholder Return (TSR) over three years versus the TSR of our peer group (identified above under "Peer Group Companies"). These awards are intended to align executive pay with long-term shareholder value creation and RTSR performance. RTSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned RTSR PRSU awards are settled in shares. Award funding can range from 0% to 200% of target levels, based on our three-year TSR positioning relative to peers as shown in the table below:

Performance Level	Three-Year RTSR vs. Peers	% of Target RTSR PRSUs Earned
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	200%
•Performance-based Restricted Stock Units (ROIC PRSUs), are tied to our average ROIC for 2020, 2021 and 2022. These ROIC PRSU awards are intended to further align executive pay with Company performance over a multi-year period, as measured by ROIC, which we believe correlates with long-term shareholder value creation. ROIC PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned ROIC PRSUs for grants made in 2020 are settled in stock. Award funding can range from 0% to 200% of target levels, as shown in the table below:

Performance Level	ROIC	% of Target ROIC PRSUs Earned
Below Threshold	Below 13.8%	0%
Threshold	At 13.8%	50%
Target	At 16.2%	100%
Maximum	18.7% or greater	200%

For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using straight-line mathematical interpolation. The actual value of these awards will be based on the number of shares earned, if any, and our corresponding stock price at the time of settlement. No dividend equivalents will be paid on any unearned PRSUs.

The table below shows the various equity grants in 2020 and their associated grant date fair values for the NEOs:

Name	2020 Equity Grants (# of shares)				2020 Equity Grants (Grant Date Fair Values)
	SARs	RTSR PRSUs	ROIC PRSUs	RSUs	SARs	RTSR PRSUs	ROIC PRSUs	RSUs
Jugal K. Vijayvargiya	28,071	7,657	7,657	7,657	$383,854	$492,651	$390,124	$390,124
Shelly M. Chadwick	—	—	—	15,780	—	—	—	919,974
Stephen F. Shamrock	—	203	203	3,065	—	13,061	10,343	173,220
Joseph P. Kelley	7,854	2,142	2,142	4,285	107,399	137,816	109,135	218,321
Gregory R. Chemnitz	5,522	1,506	1,506	3,013	75,510	96,896	76,731	153,512
Totals	41,447	11,508	11,508	33,800	$566,763	$740,424	$586,333	$1,855,151

Grant date fair values shown above for SARs are based on the Company's fair value assumptions, as calculated using the Black-Scholes pricing model, which is used for accounting expense recognition purposes.

The Committee is solely responsible for granting equity awards. The awards traditionally are granted in late February or early March after the Company's annual earnings have been announced. Equity grants for 2020 were made to Messrs. Vijayvargiya, Kelley, and Chemnitz on February 19, 2020. Ms. Chadwick’s equity grant for 2020 was made on November 30, 2020. Mr. Shamrock had grants in 2020 on February 19, 2020 and December 1, 2020.

Rather than participating in the Company’s regular 2020 LTI program, Ms. Chadwick received a special grant of RSUs with a targeted value of $920,000, in connection with her hiring, on November 30, 2020, to recognize her appointment as Materion's new Vice President, Finance and Chief Financial Officer. Going forward Ms. Chadwick will have full participation in the LTI program starting with the 2021 grant. Additionally, Mr. Shamrock's LTI program for 2020 did not contain a SAR component, due to the role he served prior to July 2020.

The Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value, and other administrative practices appropriate for equity grants to executives. To minimize the impact of daily stock price volatility, equity grant calculations are based on our average closing stock price for the last full month ending at least ten business days prior to the grant date. Equity grant levels shown above were based on our average closing stock price in January 2020 of $59.10.

Under the terms of the LTI awards, our NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the applicable equity award agreements. Any gains on equity grants are also subject to our clawback policy.

Grants Made in 2018 and Payout of 2018 PRSUs
Mr. Vijayvargiya’s LTI program for 2018 had four components, each weighted equally in terms of target award value, including: (1) SARs that vested as to one-third on each of the first three anniversaries of the grant date; (2) time-based RSUs that vested as to one-third on each of the first three anniversaries of the grant date; (3) three-year performance-based PRSUs tied to RTSR; and (4) three-year performance-based PRSUs tied to average ROIC for 2018, 2019 and 2020.

Messrs. Kelley and Chemnitz had the same four components. The weighting of each component, as a percent of the total target award value was 20% SARs, 40% RSUs, 20% RTSR PRSUs and 20% ROIC PRSUs. The SARs vest one-third on each of the first three anniversaries of the grant date, RSUs vest on the third anniversary of the grant date, and PRSUs (RTSR & ROIC) vest over a three-year period contingent on the NEO still being employed and subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.

Mr. Shamrock had three components. The weighting of each component, as a percent of the total target award value was 70% RSUs, 15% RTSR PRSUs and 15% ROIC PRSUs. The RSUs and PRSUs (RTSR & ROIC) generally vest over a three-year period contingent on the participant still being employed and subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.

The vesting periods for the SARs and time-based RSUs were completed on March 1, 2021. The performance period for the PRSUs (RTSR and ROIC) ended on December 31, 2020. Award funding for RTSR PRSUs was based on our three-year TSR positioning relative to a peer group as follows: performance below the 25th percentile would fund 0% of the target award; performance at the 25th percentile would fund 50% of the target award; performance at the 50th percentile would fund 100% of the target award; and

performance at or above the 80th percentile would fund 200% of the target award. Funding levels for results between the designated performance levels were determined using straight-line mathematical interpolation. Our three-year TSR positioning relative to our peer group for the 2018 RTSR PRSUs was at the 81st percentile of the peer group, resulting in an award payout equal to 200% of target award opportunity. Award funding for ROIC PRSUs ranged from 0% to 200% of target as follows: performance of 8.0% ROIC would fund 25% of the target award; performance of 8.5% ROIC would fund 100% of the target award; and performance at or above 10.0% ROIC would fund 200% of the target award. No PRSUs would be earned for performance below the threshold level of 8.0% ROIC. Funding levels for results in between designated performance levels were determined using straight-line mathematical interpolation. Our ROIC as measured by our average ROIC for 2018, 2019 and 2020 was 10.41% which exceeds maximum, resulting in an award payout equal to 200% for the 2018 ROIC PRSUs. For the PRSUs, Mr. Vijayvargiya earned 31,742 units, Mr. Shamrock earned 898 units and Mr. Chenmitz earned 6,860 units. Mr. Kelley's PRSUs were forfeited upon his departure from the company.

Ms. Chadwick did not receive any of the awards described in this section, as she did not commence employment with the Company until November 2020.

Other Policies, Practices and Guidelines
Severance Agreements
Mr. Vijayvargiya and Ms. Chadwick are party to a Severance Agreement that provides 18 months and 12 months, respectively, of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause or due to death or disability (or due to certain resignations as described in the Severance Agreement). Mr. Chemnitz is also (and Mr. Kelley prior to his departure was also) a party to a Severance Agreement providing for severance benefits in other specified circumstances, as described below. These Severance Agreements were adopted to help retain top level executives. Mr. Shamrock is not party to any Severance Agreement and is covered by the Materion Separation Plan for the U.S. based salaried exempt and non-exempt employees.

The Severance Agreements provide Ms. Chadwick and Messrs. Vijayvargiya and Chemnitz (and provided Mr. Kelley during his employment) with benefits upon certain qualifying terminations of employment following a change in control. The triggering events for a change in control are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from legal counsel as well as the experience of our directors. If Ms. Chadwick or Mr. Vijayvargiya resign (or Mr. Kelley had resigned) for “good reason” (as described in the Severance Agreement), or their employment is (or was) terminated by the Company for reasons other than for cause, in either case, during the two-year period following a change in control (or due to death or disability), the Severance Agreement generally provides for two years of severance benefits. Under the same circumstances, Mr. Chemnitz will receive essentially three years of severance benefits. The potential severance benefits for Ms. Chadwick, Messrs. Vijayvargiya, and Chemnitz are described below under “Potential Payments Upon Termination or Change in Control”.

None of the Severance Agreements provides for any excise tax "gross-up" provisions for the “parachute tax” under Code Section 280G. The Committee has confirmed its intent not to enter into any new Severance Agreements that include such a provision.

The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•Refrain from competing while employed and for two years after a termination of employment;
•Refrain from soliciting any employees, agents or consultants to terminate their relationship with us;
•Protect our confidential information; and
•Assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us and within two years (one year for Mr. Chemnitz) after employment terminates.

Retirement Benefits
We provide retirement and deferred compensation benefits to our NEOs under certain Company plans and arrangements, including the:
•Materion Corporation Pension Plan (Pension Plan);
•Materion Corporation Supplemental Retirement Benefit Plan (SRBP);
•Materion Corporation Retirement Savings Plan (401(k) Plan); and
•Materion Corporation Restoration & Deferred Compensation Plan (RDCP).

Prior to 2011, we provided special awards under a plan (further described below in connection with the SRBP) that was designed to supplement the retirement benefits provided under the Pension Plan for participating NEOs. These special awards were eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive viewpoint (because many companies with whom we compete for talent offer similar retirement benefits) and for retention purposes.

Pension Plan
The Pension Plan is a tax-qualified defined benefit pension plan that provides retirement compensation to approximately 39% of our U.S. employees. Messrs. Chemnitz and Kelley are the only NEOs that participate in the Pension Plan, as this plan was closed to new employees hired after May 25, 2012. Before June 1, 2005, the benefit formula under the Pension Plan was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit, with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees. None of the participating NEOs earned a benefit under this formula.

Beginning June 1, 2005, the Pension Plan formula was reduced for all participants to 1% of each year's compensation, as defined in the Pension Plan. The retirement benefit for these individuals will be equal to the sum of the benefit earned as of May 31, 2005 and the benefit earned under the new formula for service after May 31, 2005. Because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the Pension Plan are limited by the Code, the participating NEOs will not receive a Pension Plan benefit equal to 1% of their total pay.

In 2015, the Board amended the Pension Plan effective January 1, 2016, to allow participants to elect a lump sum payment, limited to $100,000, following termination in lieu of a future annuity.

Effective December 31, 2019, we froze accruals under the Pension Plan for all employees and enhanced the 401(k) Plan for all participants to provide a matching contribution of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

The Code limitations associated with the Pension Plan are taken into account by the Committee in determining amounts intended to supplement retirement income for the participating NEOs, such as the SRBP and the RDCP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for the participating NEOs, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Potential Payments Upon Termination or Change in Control”.

SRBP
The Committee and the Board approved the SRBP and it became effective in September 2011. The SRBP is an unfunded, non-qualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan.

Through 2010, the Committee made special awards to participating NEOs to provide supplemental retirement compensation because of the limitations imposed under the Code, which place caps on the amount of eligible compensation used for purposes of determining benefit amounts under the Pension Plan. Special awards were current, taxable annual payments made to participating NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. In 2020, Mr. Chemnitz was the only member of senior management who participated in the SRBP before the Pension Plan was closed to new hires on May 25, 2012. Mr. Chemnitz was named as a participant in the SRBP in 2012, with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero. Mr. Vijayvargiya, Ms. Chadwick and Messrs. Shamrock and Kelley do not (or did not) participate in the SRBP but receive retirement benefits due to Code limitations through the RDCP as described below.

Mr. Chemnitz's benefit under the SRBP will be the amount of his “Prevented Benefits” (as described below), reduced by his designated “Offset Amount” (in other words, the total amount that was paid to him in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz's interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to Mr. Chemnitz in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by Section 409A of the Code, the first business day of the month that is at least six months after his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to Mr. Chemnitz under the Pension Plan and the regular pension benefits that would be so payable to him under the Pension

Plan if such benefits were determined based on the inclusion of any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for him as set forth on Schedule I to the SRBP.

Consistent with the Pension Plan, effective December 31, 2019, we froze accruals under the SRBP for all participants. Effective January 1, 2020, Mr. Chemnitz became eligible to receive the annual non-elective contribution under the RDCP plan.
401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan, which we offer as part of a competitive total compensation package. The 401(k) Plan provides the NEOs and all other eligible employees with the opportunity to defer eligible compensation (on a pre-tax basis) up to specified limits imposed by the Code. In 2020, we made a matching contribution to each participant of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant, and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

RDCP
The RDCP, which is described below in the section entitled “2020 Non-qualified Deferred Compensation,” provides an opportunity for the NEOs to defer a portion of their compensation and represents an element of what we consider a competitive total compensation package for the NEOs. In addition, for key executives compensated over the Code pay limit, including the NEOs, the RDCP provides retirement benefits due to Code limitations for non-SRBP participants.

Health and Welfare Benefits
The NEOs participate in group life, health and disability programs on the same terms as provided to all salaried employees.

Perquisites
Except for periodic executive physicals, which the Committee views as an element of a competitive total compensation package for the NEOs, no perquisites or personal benefits are provided to the NEOs.

Accounting and Tax Effects
Section 162(m) of the Code generally disallows a federal income tax deduction to public companies like Materion for compensation in excess of $1 million paid to certain executive officers (and, beginning in 2018, certain former executive officers). In making its compensation decisions, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Stock Ownership Guidelines
In 2014, the Committee implemented mandatory stock ownership guidelines, which replaced our former share retention guidelines, for executive officers, including our NEOs other than Mr. Shamrock. The stock ownership guidelines require our covered NEOs to own qualifying shares with targeted values equal to five times base salary for Mr. Vijayvargiya, three times base salary for Ms. Chadwick and Mr. Kelley (prior to his departure from the Company), and one times base salary for Mr. Chemnitz. Mr. Shamrock is not subject to any stock ownership guidelines requirement.

The Committee also implemented stock ownership guidelines for all non-employee directors, requiring them to own qualifying shares with targeted values equal to four times their cash compensation. These guidelines were established by the Committee to promote long-term stock ownership and further align executive and shareholder interests. Executives, including covered NEOs, and non-employee directors, have five years, from the time of first being subject to these guidelines, to achieve targeted ownership levels. The stock ownership guidelines for executive officers and non-employee directors are available under the "Corporate Governance" tab at http://materion.com.

Until guidelines are met, executive officers, including our covered NEOs and non-employee directors are subject to holding requirements as outlined below:

Position	Retention Ratio
Chief Executive Officer and Non-employee Directors	75% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.
Other NEOs (other than Mr. Shamrock)	50% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.

Shares that count towards ownership requirements include common shares held directly or indirectly, shares in employee benefit plans, the after-tax value of unvested time-based RSUs, and the after-tax “in the money” value of vested but unexercised SARs. Unvested PRSUs and unvested SARs do not count toward ownership requirements. Qualifying shares are valued based on our average closing stock price for the last twenty trading days of each year. Once the required ownership level is met as of any annual measurement date, an executive is deemed to be in ongoing compliance with the guidelines as long as he or she continues to own at least the same number of qualifying shares as when the guideline was originally achieved. Ownership guidelines apply until the executive resigns or retires, except that the target ownership requirement is reduced by 10% per year over the five-year period starting upon the attainment of age 60, to allow for portfolio diversification. If an executive fails to achieve the guidelines within the designated five-year compliance period, the Committee has the discretion to take any action deemed appropriate. As of December 31, 2020, all covered NEOs met the ownership guidelines with the exception of Ms. Chadwick who has until 2025 to meet the guideline requirement. All non-employee directors have met the ownership guidelines and all non-employee directors who have been directors for at least one year own Company stock.

Anti-hedging/Pledging
Under our Insider Trading Policy, we prohibit executive officers, directors, and certain other key employees from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Clawback Policy
The Committee also elected to implement a formal clawback policy for the NEOs in advance of final regulations from the SEC or NYSE under the Dodd-Frank Act. This policy is in addition to the clawback provisions contained in our equity award agreements that require NEOs to forfeit outstanding awards and pay back any amounts from equity grants if they engage in activity deemed to be detrimental to the Company. The Committee elected to implement aspects of this policy because it believes a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint. The clawback policy covers annual incentive awards, performance-based equity awards and any other incentive-based compensation paid to our executive officers, officers subject to Section 16 of the Exchange Act and our employees in salary grades A, B and C. In general, under this clawback policy, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws, we will use all reasonable efforts to recover, from persons currently or formerly covered by the policy, excess incentive-based compensation to the extent that such persons, in our determination, willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance. For these purposes, excess incentive-based compensation means any incentive-based compensation paid or granted by us to such persons after 2010 in excess of what they should have been paid or granted had our financial statements been correct in the first place.

Compensation Policies and Practices - Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans, policies and programs, are appropriately structured and are not reasonably likely to result in a material adverse effect to the Company.

In its review, the Committee noted that:

•Incentive programs provide for balance in that performance measures and goals are tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;
•A significant portion of variable compensation is delivered in equity (SARs, RSUs and PRSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to promote long-term shareholder value;

•Appropriately structured incentive plans and targets ensures that management does not have any incentive to pursue short-term financial performance at the expense of long-term shareholder value;
•The Company has adopted stock ownership guidelines that include share retention requirements until guidelines are met, to encourage a focus on long-term growth rather than short-term gains;
•The Company extended the scope of our clawback policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements; and
•NEO tally sheets, summarizing annual compensation, benefits, stock gains, accumulated wealth and contingent awards and benefits are reviewed by the Committee annually.

In addition, under the guidance of FW Cook, the company conducted a comprehensive risk assessment of its 2020 incentive plans. The assessment results, as reviewed by the Committee, indicated that from a compensation risk perspective, there were no significant risk areas. The two incentive plans in which the NEOs participate (in other words, the MIP and LTIP) were considered "low risk" and well-aligned with sound compensation design principles that provide a balanced approach for delivering incentives at various levels of performance.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.
The foregoing report has been furnished by the Compensation and Human Capital Committee of the Board.
Robert B. Toth (Chairperson)
Vinod M. Khilnani
Emily M. Liggett
Patrick Prevost

Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

2020 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs who served during the fiscal year ended December 31, 2020:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen-sation ($) (5)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (6)	All Other Compen-sation ($) (7)	Total ($)
Jugal K. Vijayvargiya	2020	778,846	—	1,272,900	383,854	59,175	—	78,197	2,572,972
President and Chief	2019	734,615	933,333	1,866,357	570,525	892,350	—	85,520	5,082,700
Executive Officer	2018	718,269	466,667	1,361,268	389,962	1,305,000	—	17,769	4,258,935
Shelly M. Chadwick	2020	32,308	144,500	919,974	—	—	—	1,327	1,098,109
Vice President, Finance and	—	—	—	—	—	—	—	—	—
Chief Financial Officer	—	—	—	—	—	—	—	—	—
Stephen F. Shamrock	2020	277,502	75,000	196,565	—	7,351	—	17,722	574,140
Vice President, Corporate	—	—	—	—	—	—	—	—	—
Controller and Investor Relations	—	—	—	—	—	—	—	—	—
Joseph P. Kelley	2020	269,591	—	465,272	107,399	—	41,274	39,236	922,772
Former Vice President, Finance	2019	427,492	—	675,496	159,513	404,030	60,363	39,216	1,766,110
and Chief Financial Officer	2018	421,800	—	1,083,980	119,296	590,520	—	28,125	2,243,721
Gregory R. Chemnitz	2020	436,050	—	327,139	75,510	18,553	131,253	13,850	1,002,355
Vice President, General	2019	412,392	—	477,252	112,713	310,860	326,261	16,350	1,655,828
Counsel and Secretary	2018	407,700	—	378,780	84,281	456,625	76,715	15,838	1,419,939

(1)For 2020, "Salary" includes deferred compensation under the 401(k) Plan in the amount of $22,800 for Mr. Vijayvargiya, $1,292 for Ms. Chadwick, $17,100 for Mr. Shamrock, $19,500 for Mr. Kelley and $26,000 for Mr. Chemnitz.
(2)The amount reported in this column reflects a sign-on bonus earned by Ms. Chadwick in connection with her hiring in November 2020 (paid in January 2021) and a special bonus granted to Mr. Shamrock in recognition of his service as Interim Chief Financial Officer.
(3)The amounts reported in this column for 2020 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs granted during 2020 to each NEO and (for NEOs other than Ms. Chadwick), based on probable outcome, for the RTSR and ROIC PRSUs granted during 2020, that are within the scope of FASB ASC Topic 718. Assuming the highest level of achievement of the performance conditions to which the PRSUs are subject, the grant date fair value of the PRSUs paid in common stock would be: Mr. Vijayvargiya, $1,272,900, Mr. Shamrock, $33,747; Mr. Kelley, $356,086 and Mr. Chemnitz, $250,357. See the "2020 Grants of Plan-based Awards" table in this proxy statement for more information on awards made in 2020.

(4)The amounts reported in this column for 2020 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each applicable NEO during 2020. See Note R to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in calculating the fair value. See the “2020 Grants of Plan-based Awards” table in this proxy statement for more information on awards made in 2020.
(5)The amounts in this column for 2020 represent the payments made to the NEOs under the MIP. For Mr. Shamrock, this includes $2,100 for the personal/team component of his MIP award.
(6)The amounts in this column for 2020 represent the aggregate change in the actuarial present value of the accumulated benefit under the Pension Plan and SRBP as otherwise discussed in this proxy statement. There were no preferential or above market earnings during 2020 under the RDCP plan. The amounts for the change in the pension and SRBP values are as follows:

Name	Pension Plan	SRBP	Total
Joseph P. Kelley	$41,274	—	$41,274
Gregory R. Chemnitz	47,591	83,662	131,253

(7)For Mr. Vijayvargiya, “All Other Compensation” for 2020 includes Company match in the 401(k) Plan ($11,400), group life insurance premiums, an employer contribution to the RDCP ($61,587) and dividend equivalents on equity awards ($5,072). For Ms. Chadwick, “All Other Compensation” for 2020 includes Company match in the 401(k) Plan, group life insurance premiums and the Company contribution to the Health Savings Account. For Mr. Kelley, “All Other Compensation” for 2020 includes Company match in the 401(k) Plan ($11,400), group life insurance premiums, an employer contribution to the RDCP ($25,830), the Company contribution to the Health Savings Account and dividend equivalents on equity awards. For Mr. Shamrock, “All Other Compensation” for 2020 includes Company match in the 401(k) Plan ($11,400), group life insurance premiums, an employer contribution to the RDCP, the Company contribution to the Health Savings Account and dividend equivalents on equity awards. For Mr. Chemnitz, “All Other Compensation” for 2020 includes Company match in the 401(k) Plan ($11,400), group life insurance premiums, the Company contribution to the Health Savings Account and dividend equivalents on equity awards.
2020 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
Jugal K.	MIP		28,125	750,000	1,500,000	—	—	—	—	—	—	—
Vijayvargiya	PRSU	2/19/2020	—	—	—	3,829	7,657	15,314	—	—	—	492,651
	PRSU	2/19/2020	—	—	—	3,829	7,657	15,314	—	—	—	390,124
	RSUs	2/19/2020	—	—	—	—	—	—	7,657	—	—	390,124
	SARs	2/19/2020	—	—	—	—	—	—	—	28,071	50.95	383,854
Shelly M.	RSUs	11/30/2020	—	—	—	—	—	—	15,780	—	—	919,974
Chadwick
Stephen F.	MIP		3,494	93,171	186,342	—	—	—	—	—	—	—
Shamrock	PRSU	2/19/2020	—	—	—	102	203	406	—	—	—	13,061
	PRSU	2/19/2020	—	—	—	102	203	406	—	—	—	10,343
	RSUs	2/19/2020	—	—	—	—	—	—	946	—	—	48,199
	RSUs	12/1/2020	—	—	—	—	—	—	2,119	—	—	125,021
Joseph P. Kelley	MIP		11,461	305,620	611,240	—	—	—	—	—	—	—
	PRSU	2/19/2020	—	—	—	1,071	2,142	4,284	—	—	—	137,816
	PRSU	2/19/2020	—	—	—	1,071	2,142	4,284	—	—	—	109,135
	RSUs	2/19/2020	—	—	—	—	—	—	4,285	—	—	218,321
	SARs	2/19/2020	—	—	—	—	—	—	—	7,854	50.95	107,399
Gregory R.	MIP		8,818	235,144	470,288	—	—	—	—	—	—	—
Chemnitz	PRSU	2/19/2020	—	—	—	753	1,506	3,012	—	—	—	96,896
	PRSU	2/19/2020	—	—	—	753	1,506	3,012	—	—	—	76,731
	RSUs	2/19/2020	—	—	—	—	—	—	3,013	—	—	153,512
	SARs	2/19/2020	—	—	—	—	—	—	—	5,522	50.95	75,510

(1)These columns show the RTSR and ROIC PRSUs that were granted in 2020. The first referenced award of PRSUs will be earned based on the degree of achievement of RTSR goals during the 2020-2022 performance period and the second referenced award of PRSUs will be earned based on the degree of achievement of ROIC goals during the 2020-2022 performance period. Any earned awards will be settled in common shares and will vest at the end of the 2020-2022 performance period provided these executives are continuously employed throughout the performance period, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(2)This column shows the time-based RSUs that were granted in 2020. These RSUs will vest three years from the date of grant, provided these executives are continuously employed three years from the applicable date of grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Ms. Chadwick's 2020 grant will vest one-fourth on each of the first four anniversaries of the grant date.
(3)This column shows the SARs that were granted in 2020. These SARs vest and become exercisable in one-third amounts on each of the first three anniversary dates measured from February 19, 2020 provided these executives are continuously employed three years from the date of grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(4)The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs and RSUs, and the fair value is based on the probable outcome for PRSUs. See Note R to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in calculating fair values.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO, with the exception of Mr. Shamrock, has (or had, during employment) a Severance Agreement that provides the executive with essentially two or three-year severance benefits upon termination, or a significant change in the duties of the executive as a result of a change in control as defined in the agreement, and, Mr. Vijayvargiya and Ms. Chadwick, have severance benefits in the event of certain involuntary terminations in the absence of a change in control, essentially 18 and 12 months, respectively. Discussion of the payouts provided for various termination situations is set forth in the section “Potential Payments Upon Termination or Change in Control” below.
Salaries and Non-equity Incentive Plan Compensation
For 2020, base salaries and annual incentives (including amounts deferred into the 401(k) Plan) as a percentage of total compensation shown in the “2020 Summary Compensation Table” were for Mr. Vijayvargiya, 33%; Ms. Chadwick, 3%; Mr. Shamrock, 50%; Mr. Kelley, 29%; and Mr. Chemnitz, 45%.

Stock and Option Awards
Stock and option awards under the Materion Corporation 2006 Stock Incentive Plan were made during 2020 in the form of SARs, RSUs and PRSUs. Descriptions of and the reason for these types of grants are included in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Jugal K. Vijayvargiya	31,822	—	35.50	3/3/2024	—	—	—	—
	16,527	8,264	50.35	3/1/2025	—	—	—	—
	10,707	21,415	58.30	2/22/2026	—	—	—	—
	—	28,071	50.95	2/19/2027	—	—	—	—
	—	—	—	—	19,673	1,253,564	—	—
	—	—	—	—	—	—	34,168	2,177,185
	59,056	57,750
Shelly M. Chadwick	—	—	—	—	15,780	1,005,502	—	—
Stephen F. Shamrock	1,993	—	25.19	2/22/2023	—	—	—	—
	—	—	—	—	5,249	334,466	—	—
	—	—	—	—	—	—	904	57,603
	1,993	—
Joseph P. Kelley (3)	—	—	—	—	—	—	—	—
Gregory R. Chemnitz	3,572	1,786	50.35	3/1/2025	—	—	—	—
	2,115	4,231	58.30	2/22/2026	—	—	—	—
	—	5,522	50.95	2/19/2027	—	—	—	—
	—	—	—	—	10,097	643,381	—	—
	—	—	—	—	—	—	6,736	429,218
	5,687	11,539
(1)These amounts represent (from top to bottom for each NEO) the SARs that were granted on February 22, 2016 for Mr. Shamrock (generally vest on the third anniversary of the grant date), March 1, 2018 for Messrs. Vijayvargiya and Chemnitz (generally vest one-third on each anniversary of the grant date), February 22, 2019 for Messrs. Vijayvargiya and Chemnitz (generally vest one-third on each anniversary of the grant date) and February 19, 2020 for Messrs. Vijayvargiya and Chemnitz (generally vest one-third on each anniversary of the grant date). The SARs were granted seven years prior to their expiration date.
(2)Time-based RSUs generally vest three years from the date of grant for Messrs. Vijayvargiya, Chemnitz and Shamrock and are subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. However, for Mr. Vijayvargiya's RSU grant, made in 2018, vesting occurred one-third on each anniversary of the grant date and for Ms. Chadwick’s RSU grant, made in 2020, vesting will occur one-fourth on each anniversary of the grant date. Time-based RSUs were granted to Mr. Vijayvargiya, Ms. Chadwick and Messrs. Shamrock and Chemnitz in 2018, 2019 and 2020 as follows:

Name	3/1/18 Grant (#)	2/22/19 Grant (#)	2/19/20 Grant (#)	11/30/20 Grant (#)	12/1/20 Grant (#)
Jugal K. Vijayvargiya	7,769	9,427	7,657	—	—
Shelly M. Chadwick	—	—	—	15,780	—
Stephen F. Shamrock	1,021	1,164	946	—	2,119
Gregory R. Chemnitz	3,359	3,725	3,013	—	—
(3)Mr. Kelley forfeited all outstanding unvested RSUs upon his departure.
(4)The market value of shares shown above were based on the December 31, 2020 closing stock price of $63.72.

(5)PRSUs were granted to Messrs. Vijayvargiya, Chemnitz, and Shamrock, on February 22, 2019 and February 19, 2020. The RTSR PRSUs will be earned based on our RTSR performance over three years versus industry peers and the ROIC PRSUs will be earned based on our ROIC performance over three years. PRSU grants made in 2018 and thereafter will be entirely settled in shares.

	2/22/2019 PRSU Grant @ Target			2/19/2020 PRSU Grant @ Target			Total PRSUs @ Target
Name	RTSR	ROIC	Total	RTSR	ROIC	Total
Jugal K. Vijayvargiya	9,427	9,427	18,854	7,657	7,657	15,314	34,168
Stephen F. Shamrock	249	249	498	203	203	406	904
Gregory R. Chemnitz	1,862	1,862	3,724	1,506	1,506	3,012	6,736

2020 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jugal K. Vijayvargiya	—	—	37,913	2,314,604
Shelly M. Chadwick	—	—	—	—
Stephen F. Shamrock	—	—	898	57,221
Joseph P. Kelley	14,719	235,649	4,521	217,957
Gregory R. Chemnitz	5,605	145,394	10,660	620,317
2020 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jugal K. Vijayvargiya	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Shelly M. Chadwick	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Stephen F. Shamrock	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Joseph P. Kelley (1)	Materion Corporation Pension Plan	8	211,812	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Gregory R. Chemnitz (1)	Materion Corporation Pension Plan	12	454,609	—
	Materion Corporation Supplemental Retirement Benefit Plan	12	721,401	—
(1) -The years of service shown in the table for Messrs. Kelley and Chemnitz represent their service while eligible for participation in the applicable plans. The actual years of service for such NEOs as of December 31, 2020 were 8 for Mr. Kelley and 12 for Mr. Chemnitz.
Assumptions:
•Measurement Date: December 31, 2020
•Interest Rate for Present Value: 2.76% for Pension Plan and 2.42% for Supplemental Retirement Benefit Plan (SRBP)
•Mortality (Pre-commencement): None
•Mortality Pension Plan (Post-commencement): PRI-2012 Annuitant Mortality Table for males projected generationally using Scale MP-2020 starting from 2012 (the base year of the PRI-2012 study)
•Mortality SRBP (Post-commencement): The table prescribed by the IRS for minimum lump sum purposes for plan years beginning in 2022 (a version of RP-2014, with static projection to future years using a modified scale MP-2020 improvement)
•Withdrawal and disability rates: None
•Retirement rates: None prior to age 65
•Normal Retirement Age: Age 65
•Accumulated benefit is calculated based on credited service at the end of 2019 (the date accruals under both plans were frozen)

•All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Pension Plan (qualified pension plan) is a defined benefit plan under which Messrs. Kelley and Chemnitz accrued benefits through December 31, 2019.

Beginning June 1, 2005, the qualified pension plan formula was changed to 1% of each year’s earnings. Messrs. Kelley and Chemnitz were hired on December 29, 2011 and September 17, 2007, respectively. Their retirement benefits will be equal to 1% of each year’s earnings. Effective as of the close of business on May 25, 2012, the qualified pension plan was closed to new entrants. Messrs. Vijayvargiya and Shamrock and Ms. Chadwick do not participate in the qualified pension plan. Effective December 31, 2019, all accruals were frozen under the qualified pension plan.

The “2020 Pension Benefits” table shows for Messrs. Kelley and Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Messrs. Kelley or Chemnitz. We also sponsor a non-qualified defined benefit plan that provides benefits to Mr. Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan (SRBP)” for more information. Messrs. Vijayvargiya, Kelley and Shamrock and Ms. Chadwick do not participate in the SRBP.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2020 of the annual pension benefit that was earned as of December 31, 2020 that would be payable under the qualified pension plan for Messrs. Kelley and Chemnitz for life beginning at their normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2020 Pension Benefits” table.

If the participant terminates employment before completing ten years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing ten years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2020, Mr. Chemnitz had attained early retirement eligibility but Mr. Kelley had not. Neither of the participating NEOs may become eligible to commence their benefit on an unreduced basis prior to age 65.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $280,000 in 2019). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $230,000 payable as a single life annuity beginning at normal retirement age in 2020).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are included in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for 2018 and 2019, for Messrs. Kelley and Chemnitz is indicated in the “2020 Summary Compensation Table.” Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.

A participant’s years of credited service are based on the years an employee participates in the qualified pension plan. The years of credited service for Messrs. Kelley and Chemnitz are based on their service while eligible for participation in the qualified pension plan.

Messrs. Kelley and Chemnitz are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments.

The qualified pension plan was designed to provide tax-qualified pension benefits for some of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.
Supplemental Retirement Benefit Plan (SRBP)

Adopted effective September 13, 2011, the SRBP is an unfunded, non-qualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Pension Plan.

Messrs. Vijayvargiya, Kelley and Shamrock and Ms. Chadwick do not participate in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 2012 with all service included since his hire date in September 2007. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) following the date of his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code.

Effective December 31, 2019, all accruals were frozen under the SRBP. Effective January 1, 2020, Mr. Chemnitz became eligible to receive the annual non-elective contribution under the RDCP plan.

We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2020 NON-QUALIFIED DEFERRED COMPENSATION

We maintain one non-qualified deferred compensation arrangement for executives, the Materion Corporation Restoration & Deferred Compensation Plan (RDCP). The primary purpose of this plan is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the 401(k) Plan, and in the case of employees not in the Pension Plan, a Company contribution based on annual compensation over the Code limit and the participant's age and service.
Materion Corporation Restoration & Deferred Compensation Plan

The RDCP provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code Section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2020, that limit was $285,000. As of the effective date, selected executives may elect each year to defer all or any portion of the sum of his or her MIP payouts, payable in cash for that year, plus up to 50% of his or her base salary.

The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the RDCP. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.

In addition, the RDCP provides retirement benefits of the 401(k) Plan that are limited under the Code for selected executives, including the NEOs, based on the total cash compensation and the participant's age. The RDCP is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the RDCP is an unsecured general creditor of the Company with respect to the payment of his or her RDCP benefits.

The table below shows 2020 activity in the NEOs' RDCP accounts. Activity includes deferrals to the RDCP of executive contributions, earnings credited to the RDCP and the aggregate balance of the NEOs' RDCP accounts, if applicable, as of December 31, 2020.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Jugal K. Vijayvargiya	RDCP	116,984	61,587	131,738	(61,041)	539,972
Shelly M. Chadwick	RDCP	—	—	—	—	—
Stephen F. Shamrock	RDCP	—	5,174	327	—	12,059
Joseph P. Kelley	RDCP	48,026	25,831	42,157	—	176,852
Gregory R. Chemnitz	RDCP	43,605	—	172,926	—	813,192
(1)The amount in this column is also included in the "Salary" column of the "2020 Summary Compensation Table".
(2)The amount in this column is also included in the "All Other Compensation" column of the "2020 Summary Compensation Table".
(3)None of the amounts in this column were included in the ”2020 Summary Compensation Table”.
(4)Of these amounts, $248,805 for Mr. Vijayvargiya, $45,820 for Mr. Kelley and $351,977 for Mr. Chemnitz were reported in prior years' Summary Compensation Tables.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Severance Agreements with the NEOs other than Mr. Shamrock to help ensure the continuity and stability of our senior management. The other incentive arrangements we maintain also provide for payments to be made to the NEOs upon certain terminations of employment. In general, this disclosure quantifies certain payments and benefits that would be provided to the NEOs other than Mr. Kelley (who departed from the Company during 2020, but who was a party to a Severance Agreement prior to his departure) upon certain terminations of employment and/or a change in control. Mr. Kelley did not receive any severance compensation or enhanced benefits upon his resignation from the Company.

Severance Agreements

Basic Severance Benefits. The Severance Agreement with each of Mr. Vijayvargiya and Ms. Chadwick provides that if the executive's employment is terminated by the Company or one of its affiliates, except for cause (or death or disability), or if the executive resigns as a result of good reason (as described in the Severance Agreement), the executive will be entitled to severance benefits.

Severance benefits for Mr.Vijayvargiya and Ms. Chadwick include rights to:
•a lump-sum payment of 150% for Mr. Vijayvargiya and 100% for Ms. Chadwick, respectively, of the executives highest annual salary (for any period prior to the termination date) and the executive's three-year average annual cash incentive compensation (but if the termination occurs prior to the end of the third fiscal year following the date of the Severance Agreement, at the target level);
•the continuation of medical and life insurance benefits for up to 18 or 12 months, respectively; and
•reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, for Mr. Vijayvargiya, all RSUs vest at 100% levels. For Ms. Chadwick, all RSUs vest on a pro-rated basis for number of days employed during applicable vesting period if the severance benefits are applicable. For both, all PRSUs vest on a pro-rated basis depending on actual performance, and all SARs for Mr. Vijayvargiya, become fully exercisable, if the severance benefits are applicable. Messrs. Shamrock, Kelley and Chemnitz do not participate in these basic severance benefits.

Change in Control Severance Benefits. In the event of a “change in control” of the Company, as defined in these Severance Agreements, and if the executive’s employment is terminated by us or one of our affiliates except for cause (or death or disability), or (in the case of Mr. Chemnitz) he resigns within one month after the first anniversary of the change in control for any reason, or he resigns within two years (three years for Mr. Chemnitz) of the change in control for good reason (as described in the Severance Agreement) Messrs. Vijayvargiya and Kelley and Ms. Chadwick are entitled to receive similar severance benefits to those described above based on a two-year period with the annual incentive amount based on the higher of (1) the target for the year of termination or (2) the average for the three prior years. Mr. Chemnitz is entitled to severance benefits, based on a three-year period rather than a two-year period, with the annual incentive amount based on the higher of (1) the target for the year in which the change in control occurs or (2) the highest amount earned after the change in control or in the three years preceding the year of the change in control. The Severance Agreements also provide that, in the event of a change in control, the Company will pay the executive a lump sum amount equal to the pro-rata target value of any MIP award for the performance period in which the change in control occurs, disregarding applicable vesting requirements. The acceleration of outstanding long-term equity and equity-based awards will be subject under the terms of the applicable award agreements to "double trigger" vesting. A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. Payment of the change in control benefits under the Severance Agreements is subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive. In addition, we must secure payment of the change in control benefits under the Severance Agreements through a trust that is to be funded upon the change in control, and, for Mr. Chemnitz, amounts due but not timely paid earn interest at the prime rate plus 4%. The prime rate is defined as the prime interest rate from The Wall Street Journal. We must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to change in control benefits under his Severance Agreement. Mr. Shamrock does not participate in these Change of Control severance benefits.

Nonsolicitation and Noncompetition Provisions. Under the Severance Agreements, each covered NEO generally agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and generally for a period of (1) two years (one year for Mr. Chemnitz) following termination of the NEO’s employment by us or one of our affiliates, or (2) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within two years (one year for Mr. Chemnitz) thereafter.

Amounts Payable Under Severance Agreements.  The following table sets forth the amounts payable under the Severance Agreements assuming a termination without cause or a termination for good reason occurring on December 31, 2020. Note that this table does not include any benefits payable to the NEOs under our retirement plan(s), or any payout to the NEOs under the RDCP. For more information about these benefits, see the "2020 Pension Benefits" and the "2020 Non-qualified Deferred Compensation" table and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Jugal K. Vijayvargiya		Shelly M. Chadwick		Gregory R. Chemnitz
	Involuntary Not For Cause Termination or Qualifying Resignation ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	2,137,500	2,850,000	714,000	1,428,000	N/A	2,629,575
Welfare Benefits	26,157	34,876	22,679	45,359	N/A	41,724
Additional Benefits Under Retirement Plans	N/A	N/A	N/A	N/A	N/A	N/A
Outplacement Services	20,000	20,000	20,000	20,000	N/A	20,000
Annual MIP (1)	N/A	750,000	N/A	294,000	N/A	235,144
SARs Accelerated Vesting	585,019	585,019	N/A	N/A	N/A	117,325
RSUs/PRSUs Accelerated Vesting (2)	3,760,818	3,760,818	1,005,502	1,005,502	N/A	1,072,599
Total	6,529,494	8,000,713	1,762,181	2,792,861	N/A	4,116,367

(1)The amount reported assumes that the Severance Agreements would provide each of the NEOs with an amount equal to the applicable target level without pro-ration, regardless of actual performance.
(2)The amount reported assumes that (a) the 2018-2020 PRSUs have already been earned as of the termination date and (b) the amounts reported for the NEOs for accelerated vesting of RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts and target performance for the 2019-2021 and 2020-2022 PRSUs.

Mr. Shamrock is not entitled to any severance compensation in connection with these termination events, except as otherwise described below with respect to his equity compensation.

Benefits Payable Upon Retirement, Death or Disability Under Incentive Plans

Annual Cash Incentive Plan

Management Incentive Plan (MIP). The NEOs are participants in our MIP, which provides for annual, lump-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the day of payment in order to receive an award under the MIP. However, if an executive dies while employed by us or any subsidiary, or retires under one of our retirement plans during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s termination date. In no event will a prorated MIP award be earned where the proration percent is one-third or less. Assuming that the MIP payouts would not be pro-rated in the event of a termination due to death or retirement occurring on December 31, 2020, the payout of 2020 MIP awards on such a termination (as applicable) would have been $59,175, $7,351 and $18,553 for Messrs. Vijayvargiya, Shamrock, and Chemnitz, respectively. Mr. Kelley forfeited his 2020 MIP opportunity upon his departure from the Company, and Ms. Chadwick did not receive a 2020 MIP opportunity.

2006 Stock Incentive Plan (As Amended and Restated as of May 3, 2017)

The Materion Corporation 2006 Stock Incentive Plan was Amended and Restated as of May 3, 2017 (2006 Plan). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of Performance Restricted Stock, Performance Shares, Performance Units, Restricted Stock, Option Rights, SARs, RSUs and PRSUs for the purpose of providing incentives and rewards for superior performance.

Restricted Stock Units (RSUs). Each of the NEOs has received grants of RSUs under the 2006 Plan. The RSU award agreements provide that all outstanding RSUs will immediately vest if the NEO dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. RSU award agreements provide that the grants are forfeited if the NEO is not employed on the date of vesting, even if the NEO retires, unless otherwise determined by the Committee.

Assuming a termination of employment due to death, or permanent disability on December 31, 2020, the value of accelerated vesting of the RSUs would have been $1,583,633, $1,005,502, $344,466 and $643,381 for Mr.Vijayvargiya, Ms. Chadwick, Mr. Shamrock and Mr. Chemnitz, respectively.

Stock Appreciation Rights (SARs). Messrs. Vijayvargiya and Chemnitz have received grants of SARs under the 2006 Plan. The award agreements generally provide that SARs terminate 190 days after termination of employment, and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the vested SARs would then terminate one year after the termination of employment due to the NEO's death or disability (or until the expiration of the term of the SARs, if earlier). If the NEO retires (as described in the award agreement) during the applicable vesting period, then the SARs will be forfeited if the executive is not employed on the date of vesting, pursuant to the award agreement, unless otherwise determined by the Committee.

Assuming a termination of employment due to death or permanent disability on December 31, 2020, the value of any accelerated or continued vesting of the SARs would have been $585,019 and $117,314 for each of Messrs. Vijayvargiya and Chemnitz, respectively, at the closing price on December 31, 2020 of $63.72. Neither Ms. Chadwick nor Mr. Shamrock held any unvested SARs as of December 31, 2020.

Performance-based Restricted Stock Units (PRSUs). Under the 2006 Plan, Messrs. Vijayvargiya, Shamrock and Chemnitz received grants of PRSUs in 2018, 2019 and 2020. Generally, all or a percentage of the PRSUs become non-forfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become non-forfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. If the NEO retires (as described above) during the applicable performance period, then the PRSUs will continue to be eligible to become non-forfeitable and payable as if the NEO continued to be employed during the performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2020, the value of the accelerated vesting of the PRSUs would have been $2,177,185, $57,602 and $429,218 for Messrs. Vijayvargiya, Shamrock and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2020, the value of continued non-forfeitability of the PRSUs would have been $429,218 for Mr. Chemnitz. Ms. Chadwick did not hold any PRSUs as of December 31, 2020.

Equity Compensation Plan Information
The table below sets forth information as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(4)
Equity compensation plans approved by security holders:
2006 Stock Incentive Plan(1)	497,111	$46.18	1,061,045
2006 Non-employee Director Equity Plan(2)	15,976	NA	84,062
Equity compensation plans not approved by security holders:
None	—	—	—
Total	513,087	NA	1,145,107
NA = Not applicable because restricted stock unit awards do not have an exercise price.
(1) Consists of stock appreciation rights, restricted stock units, and performance-based restricted stock units awarded under our 2006 Stock Incentive Plan.
(2) Consists of restricted stock units awarded under our 2006 Non-employee Director Equity Plan.
(3) Represents the weighted-average exercise price of outstanding stock appreciation rights.
(4) Represents the number of shares of common stock available to be awarded as of December 31, 2020, all of which may be issued for awards other than options, warrants or rights.

CEO Pay Ratio Disclosure

For 2020, the ratio of the annual total compensation of Mr. Vijayvargiya, our Chief Executive Officer (CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than approximately 600 employees that were part of the acquisition of Optics Balzer AG that closed on July 17, 2020) (Median Annual Compensation) was 30 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the Determination Date).

For purposes of this pay ratio disclosure, CEO Compensation was $2,572,972. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Vijayvargiya under “2020 Summary Compensation Table” for the 2020 fiscal year.

For purposes of this pay ratio disclosure, Median Annual Compensation was $84,404, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2020 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. To identify the Median Employee, we measured the compensation as of December 31, 2020 for 2,466 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees (although such exclusion may have been permitted under applicable SEC rules) and does not include any employees of businesses acquired by us or combined with us in 2020 as noted above. This compensation measurement was calculated by totaling, for each employee, taxable earnings for 2020. Specifically excluded from the calculation were relocation expenses and hiring bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation plans.

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (EY) as the independent registered public accounting firm for the year ending December 31, 2021 and presents this selection to the shareholders for ratification. EY will audit our consolidated financial statements for the year ending December 31, 2021 and perform other permissible, pre-approved services. Representatives of EY are expected to be present at the 2021 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Pre-approval Policy for External Auditing Services
The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services.
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are as follows:

	2020	2019
Audit Fees	$2,032,500	$1,991,000
Audit-Related Fees	220,000	108,159
Tax Fees	702,000	690,000
Total	$2,954,500	$2,789,159
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.
Audit-related Fees
Audit-related services principally include work performed related to due diligence in both 2020 and 2019.
Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2021 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2021.

3.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 3, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the next "Say-on-Pay" vote to occur at our 2022 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2021 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 3 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS
We must receive by November 25, 2021 any proposal of a shareholder intended to be presented at the 2022 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2022 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2022 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 6, 2021

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our 2020 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 7, 2021 or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Gregory R. Chemnitz
Secretary

Mayfield Heights, Ohio
March 25, 2021

Appendix A

Materion Corporation
Reconciliation of Non-GAAP Financial Measures - Profitability
(Unaudited)

(millions)
	2020	2019*
Net Sales - GAAP	$1,176.3	$1,185.4
Less: pass-through metal costs	497.7	451.7
Value-added sales	$678.6	$733.7

Non-GAAP Financial Measures - Adjusted Profitability
Operating profit - GAAP	$8.2	$70.5
Non-operating (income) expense	(3.9)	3.4
EBIT	$12.1	$67.1

External Reporting Special Items
Impairment charges	10.5	14.1
Mine development costs	12.9	—
Forfeiture of non-cash stock-based compensation	(2.1)	—
Non-cash inventory adjustment	1.3	—
Cost reduction initiatives	11.7	0.8
COVID-19 related costs	4.1	—
Merger and acquisition costs	8.0	0.4
Foreign currency hedge gain	(3.3)	—
Legacy legal & environmental costs	0.2	0.1
External Reporting Adjusted Operating Profit	$51.5	$85.9
Non-operating (income) expense	(3.9)	3.4
Non-operating (income) expense Special Items	—	3.3
External Reporting Adjusted EBIT	$55.4	$85.8

Incentive Compensation Special Items
Pension transition costs	$—	$1.6
Other incentive compensation special items	(0.4)	(4.3)
Operating Profit for Incentive Compensation	$51.1	$83.2
Non-operating (income) expense	(3.9)
EBIT for Incentive Compensation	$55.0

GAAP Net income	$15.5	$53.4
External Reporting Operating Profit Special Items - net of tax	33.4	12.7
Non-Operating Expense Special Items - net of tax	—	2.6
Tax Special Items	(7.1)	(0.1)
Adjusted Net Income	$41.8	$68.6

Shares Outstanding - Diluted	20,603	20,655
GAAP EPS - Diluted	$0.75	$2.59
Adjusted EPS - Diluted	$2.03	$3.32
*Prior period results were restated to conform with the change in inventory accounting method from last in, first out (LIFO) to first in, first out (FIFO). See our 2020 Annual Report on Form 10-K for additional information.
The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also
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Appendix A

reviews net sales on a value-added basis. Value-added sales is a non-GAAP (generally accepted accounting principles) financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.
The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.
In addition to presenting financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), this proxy statement contains financial measures, including operating profit, earnings before interest and taxes, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted the results for certain special items such as non-cash impairment charges, certain mine development costs, forfeiture of certain non-cash stock-based compensation awards, certain non-cash inventory adjustments, cost reduction initiatives (i.e., severance), COVID-19 related costs, merger and acquisition costs, certain foreign currency hedge gains, legacy legal and environmental costs, non-cash pension charges, and certain discrete income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

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MATERION

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 6, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

D40331-P49450-Z79103

MATERION CORPORATION
6070 Parkland Blvd
Mayfield Heights, OH 44124

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2021.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Jugal K. Vijayvargiya and Gregory R. Chemnitz, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side

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MATERION

MATERION CORPORATION
6070 PARKLAND BLVD.
MAYFIELD HEIGHTS, OH 44124

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40330-P49450-Z79103

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MATERION CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Vinod M. Khilnani
02) Emily M. Liggett
03) Robert J. Phillippy
04) Patrick Prevost
05) N. Mohan Reddy
06) Craig S. Shular
07) Darlene J. S. Solomon
08) Robert B. Toth
09) Jugal K. Vijayvargiya

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐
3. To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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